SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) §240.14a-12

GRAFTECH INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GRAFTECH INTERNATIONAL LTD.

Notice of Annual Meeting of Stockholders to be held on May 23, 2007 and Proxy Statement

This Proxy Statement is dated

April 13, 2007.

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, OH 44130

Craig S. Shular

Chairman, Chief Executive Officer, & President

April 13, 2007

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 23, 2007, at 10:00 a.m., at our offices located at 12900 Snow Road, Parma, Ohio.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope. Most of our stockholders hold their shares in street name, and we are offering them the opportunity to vote by telephone or via the Internet as instructed in the proxy statement or on the vote instruction card. Please vote by whichever method is most convenient to you to ensure your shares are represented at the meeting.

If you wish to attend our annual meeting in person, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the meeting. Due to space limitations, we request that only one guest accompany you to the meeting.

We appreciate the continuing interest of our stockholders in our business.

Sincerely,

Craig S. Shular

Chairman, Chief Executive Officer,

President

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, OH 44130

Gary R. Whitaker

General Counsel, Vice President & Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 23, 2007

The annual meeting of stockholders of GrafTech International Ltd. will be held at 10:00 a.m. on May 23, 2007, at our offices located at 12900 Snow Road, Parma, Ohio, for the following purposes:

1.	To elect eight directors to serve on GrafTech’s Board until the annual meeting of stockholders for 2008; and

2.	To transact such other business as may properly come before the meeting.

To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying proxy or vote instruction card, sign it, date it and promptly return it in the accompanying envelope or vote via the Internet or by telephone as instructed in Question 2 under “Questions and Answers” of the accompanying proxy statement or on the accompanying vote instruction card.

By Order of the Board of Directors,

Gary R. Whitaker

General Counsel, Vice President

& Secretary

GRAFTECH INTERNATIONAL LTD.	12900 Snow Road • Parma, OH 44130

PROXY STATEMENT

for Annual Meeting of Stockholders for 2007

QUESTIONS AND ANSWERS

1.	Q: What is the purpose of the proxy?

A:	This proxy statement and the accompanying proxy relate to the annual meeting of stockholders of GrafTech International Ltd., a Delaware corporation (“GrafTech”), for 2007. GrafTech’s Board of Directors (the “Board”) is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the meeting, to cast the votes which the stockholder would be entitled to cast at the meeting if the stockholder were present. It is expected that this proxy statement and the accompanying proxy will be first mailed or delivered to stockholders beginning on or about April 13, 2007. When used in this proxy statement, “we”, “us” or “our” refers to GrafTech and its subsidiaries collectively or, if the context so requires, individually.

2.	Q: How do I cast my vote?

A:	If you hold your shares in street name (such as in a brokerage account or in the name of a bank or other nominee), there are four different ways you may cast your vote. You can vote by:

•	telephone, by calling the toll-free number on the vote instruction card.

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Internet, by logging onto www.proxyvote.com and then following the instructions as they appear on your computer screen. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

•	marking, signing, dating and mailing the vote instruction card and returning it in the envelope provided.

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attending and voting at the meeting, if you marked your vote instruction card that you will attend the meeting and obtained authorization from your bank, broker or nominee pursuant to instructions on your vote instruction card.

Deadline for Internet and telephone voting. Votes submitted electronically via the Internet or by telephone must be received by midnight, eastern daylight savings time, on May 22, 2007.

If you hold your shares registered in your name, there are two different ways you may cast your vote. You may vote by:

•	marking, signing, dating and mailing the accompanying proxy and returning it in the envelope provided.

•	attending and voting at the meeting after you have indicated your intention to attend the meeting on the accompanying proxy.

3.	Q: What matters are being submitted to a vote?

A:	The only matter known to management to be submitted to a vote of stockholders at the meeting is the election of directors.

If any of the nominees nominated by GrafTech’s Board is not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying proxy to vote for substitutes designated by GrafTech’s Board unless GrafTech’s Board chooses to reduce the number of directors.

4.	Q: How will the proxyholders vote my shares?

A:	When you give a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed on the proxy with respect to the matters specified on the proxy.

If you are a record holder of your shares and you submit a proxy but do not mark your votes, your shares will be voted FOR the election of each nominee that has been nominated by GrafTech’s Board. If you hold your shares in “street name” through a broker, you must follow your broker’s procedures for instructing your broker how to vote. If you do not instruct your broker how to vote, your broker may exercise his, her or its discretion to vote your shares in the election of directors and, except as limited by rules of the New York Stock Exchange (the “NYSE”), on such other matters that are submitted to a vote of stockholders at the meeting.

In addition, if other matters are submitted to a vote of stockholders at the meeting, your proxy on the accompanying form gives the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, it is expected that your shares will be voted on those matters as recommended by GrafTech’s Board.

5.	Q: How do I revoke a proxy?

A:	If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting.

If your shares are held in street name, there are special procedures that you must follow in connection with revoking a proxy submitted via the Internet or by telephone or by marking, signing and returning the vote instruction card.

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Revoking your vote and submitting a new vote before the deadline of midnight, eastern daylight savings time, on May 22, 2007. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card, you may revoke your proxy at any time and by any method before the deadline.

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Revoking your vote and submitting a new vote after the deadline of midnight, eastern daylight savings time, on May 22, 2007. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

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Revoking your vote and submitting a new vote by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

6.	Q: How do I name another proxyholder?

A:	You may designate as your proxyholder(s) any person(s) other than those named on the accompanying proxy by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. No more than three persons should be so designated. In such a case, you must deliver the proxy to the person(s) you designated and they must be present and vote at the meeting. Proxies on which other proxyholders have been designated should not be mailed or delivered to us.

7.	Q: Who may vote?

A:	Stockholders of record as of the close of business on March 30, 2007 are entitled to notice of the meeting and to vote on each proposal submitted to a vote of stockholders at the meeting. During the ten days prior to the annual meeting, a list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours at our principal executive offices at 12900 Snow Road, Parma, OH 44130.

Each share of our common stock, par value $.01 per share, is entitled to one vote. At March 30, 2007, 99,233,262 shares of our common stock were issued and outstanding. Those shares were held by 116 stockholders of record.

8.	Q: What if I participate in the Savings Plan?

A:	If you participate in the UCAR Carbon Savings Plan, your proxy will represent both the number of shares registered in your name and the number of shares (including company matching contributions made in shares) allocated to your account in the Savings Plan as of March 30, 2007. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy submitted by you.

9.	Q: What is a quorum?

A:	A quorum is the minimum number of issued and outstanding shares of our common stock, the holders of which must be present at a meeting in order to duly convene the meeting. The quorum for our annual meeting is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of our common stock.

10.	Q: What votes are used to determine the outcome of any matter submitted to a vote?

A:	Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against any other proposal are used in determining the results of a vote on that proposal.

Abstentions and broker non-votes. The stockholders whose proxies show abstentions or constitute broker non-votes are included for purposes of determining the presence of a quorum. With respect to the approval of any particular proposal (other than the election of directors), however, since they are not affirmative votes for the proposal they have the same effect as votes against the proposal.

11.	Q: How many votes are required for each nominee to be elected as a member of GrafTech’s Board?

A:	Each nominee must receive a plurality of the votes cast in order to be elected as a director.

12.	Q: How much did this proxy solicitation cost?

A:	The cost for the solicitation of proxies by GrafTech’s Board is anticipated to be approximately $20,000, which will be borne by us. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

13. Q:	Who is GrafTech’s independent registered public accounting firm and will representatives thereof be available to respond to questions at the meeting?

A:	PricewaterhouseCoopers LLP was our independent registered public accounting firm for 2006. Because management had not completed preparation of our consolidated financial statements and its assessment of internal controls nor had PricewaterhouseCoopers LLP completed its audit of our consolidated financial statements, management’s assessment of internal controls, and the effectiveness of internal control over financial reporting until mid-March 2007, we have not had the opportunity to engage in the process of selecting our independent registered public accounting firm for 2007. The Audit and Finance Committee intends to make such a selection during our second quarter of 2007.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders. PricewaterhouseCoopers LLP confirmed that they are independent accountants with respect to GrafTech within the meaning of applicable regulations of the Securities and Exchange Commission (“SEC”) and the requirements of the Public Company Accounting Oversight Board (“PCAOB”).

14.	Q: When are stockholder proposals for the 2008 annual meeting due?

A:	Any proposal (including any nomination for election to GrafTech’s Board) which a stockholder wishes to have considered for inclusion in GrafTech’s proxy statement for the annual meeting of stockholders for 2008 must be received by the Secretary of GrafTech at GrafTech’s principal executive office on or before December 5, 2007 and must otherwise comply with GrafTech’s Amended and Restated By-Laws and rules of the SEC.

GrafTech’s By-Laws provide, among other things, that written notice of any proposal (including any such nomination) by a stockholder must be received by the Secretary of GrafTech not less than 105 days and not more than 135 days prior to the meeting before such proposal (or nomination) is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal (and, if applicable, the nominee) and the stockholder making the proposal (or nomination), including the name of the stockholder and the number of shares of our common stock owned beneficially and of record by the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). Any proposal (other than a nomination for election to GrafTech’s Board) which a stockholder wishes to have considered must also describe, among other things, the stockholder’s material direct or indirect interest in GrafTech (including any material direct or indirect interest of his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert) and whether such stockholder (or such affiliates, groups or persons) has solicited, is soliciting or plans to solicit proxies in respect of such matter. A stockholder proposing to nominate a candidate for election to GrafTech’s Board must disclose, among other things, any professional, commercial, business or familial relationship that the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)) has to the nominee (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). The chairperson of the annual meeting for 2008 shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination).

Proxyholders named in the proxy accompanying the proxy statement for the annual meeting for 2008 will have discretionary authority to vote on any proposal submitted at the meeting, other than a proposal that is included in such proxy statement.

PROPOSALS ON WHICH YOU MAY VOTE

1. Election of Directors

You may vote on the election of directors. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares represented by a proxy in the form accompanying this proxy statement and returned to the proxyholders named therein will be voted for the election to GrafTech’s Board of each of the eight nominees listed beginning on page 6. GrafTech’s Board recommends a vote FOR each of the nominees.

PROPOSAL: ELECTION OF DIRECTORS

Nominees for the Board of Directors

The eight nominees listed below were unanimously nominated by GrafTech’s Board in accordance with recommendations by the Nominating and Governance Committee. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his or her successor is elected at the next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of the meeting, discretionary authority will be exercised to vote for substitutes designated by GrafTech’s Board unless GrafTech’s Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of March 1, 2007.

R. EUGENE CARTLEDGE Director since 1996

Age 77

Mr. Cartledge served as Chairman of the Board from February 2005 until February 2007. Mr. Cartledge is GrafTech’s Presiding Director. From 1986 until his retirement in 1994, Mr. Cartledge was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997; retired as a director of Chase Industries, Inc. in 2001; retired as a director of Delta Airlines, Inc. and Sun Company, Inc. in May 2002; and retired as a director of Formica Corporation in April 2005. He is currently a director of Blount International, Inc.

MARY B. CRANSTON Director since 2000

Age 59

Ms. Cranston is the senior partner and, from 1999 to December 2006, served as Chair of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. Ms. Cranston is based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop Shaw Pittman LLP since 1975. She is a trustee of Stanford University and the San Francisco Ballet and a director of the Bay Area Council, the Commonwealth Club of California, the Episcopal Charities, and the San Francisco Museum of Women.

JOHN R. HALL Director since 1995

Age 74

Mr. Hall was Chairman of the Board and Chief Executive Officer of Ashland Inc. from 1981 until his retirement in January 1997 and September 1996, respectively. Mr. Hall had served in various engineering and managerial capacities at Ashland Inc. since 1957. He served as a director of Reynolds Metals Company from 1985 to 2000. He retired as Chairman of Arch Coal Inc. in 1998; retired as a director of CSX Corp. in May 2003; retired as a director of Canada Life in June 2003; and retired as a director of Bank One Corporation in May 2004. Mr. Hall currently serves as a member of the Boards of Humana Inc. and USEC Inc. Mr. Hall graduated from Vanderbilt University in 1955 with a degree in Chemical Engineering and later served as Vanderbilt’s Board Chairman from 1995 to 1999. Mr. Hall also serves as Chairman of the Blue Grass Community Foundation and the Commonwealth Fund for Kentucky Educational Television, and as President of the Markey Cancer Center Foundation.

HAROLD E. LAYMAN Director since 2003

Age 60

From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 2000, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International Inc., Grant Prideco, Inc. and Infinity Property and Casualty Corporation.

FERRELL P. McCLEAN Director since 2002

Age 60

Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of El Paso Corporation. She retired as a director of Unocal Corporation in 2005.

MICHAEL C. NAHL Director since 1999

Age 64

Mr. Nahl has been Executive Vice President and Chief Financial Officer of Albany International Corp., a manufacturer of paper machine clothing, which are the belts of fabric that carry paper stock through the paper production process, since April 2005. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, and, prior to appointment to his present position, he was Senior Vice President and Chief Financial Officer. Mr. Nahl is currently a director of Lindsay Manufacturing Co. and a member of JPMorgan Chase and Company’s Regional Advisory Board.

FRANK A. RIDDICK, III Director since 2004

Age 50

Mr. Riddick has served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials used in countertops, cabinets, and flooring, since January 2002. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and in various other executive capacities at Armstrong and its subsidiaries from 1995 to 2000. In December 2000, Armstrong’s principal operating subsidiary, Armstrong World Industries, Inc., filed for Chapter 11 bankruptcy protection as a result of Armstrong’s legacy asbestos liabilities. Prior to joining Armstrong, he held a number of financial managerial positions with FMC Corporation, General Motors Corporation and Merrill Lynch & Co., Inc. Mr. Riddick is a director of Formica Corporation and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

CRAIG S. SHULAR Director since 2003 and Chairman of the Board since February 2007.

Age 54

Mr. Shular was elected Chairman of the Board in February 2007. He became Chief Executive Officer and a director of GrafTech in January 2003 and served as President since May 2002. With the resignation of GrafTech’s Chief Financial Officer effective December 12, 2005, Mr. Shular was also appointed as the interim Chief Financial Officer and served in that role until May 2006.

From 1976 through 1998, Mr. Shular held various financial, production, sales and senior business management positions at Union Carbide Corporation. He entered Union Carbide’s Management Development Program with its Carbon Products Division (GrafTech’s predecessor) after which Mr. Shular moved to Union Carbide’s Corporate Group and held several senior positions in the areas of business management, sales and marketing, operations, government relations, corporate internal audits, international finance, and accounting, serving assignments in Hong Kong, Indonesia, Singapore, Europe and the United States.

Mr. Shular joined GrafTech as its Vice President and Chief Financial Officer in January 1999, and assumed the additional duties of Executive Vice President, Electrode Sales and Marketing in February 2000 until August 2001. From August 2001 to May 2002, he served as Executive Vice President of GrafTech’s largest business—Graphite Electrodes. From May 2002 through December 2002, Mr. Shular served as Chief Operating Officer.

Mr. Shular is a Certified Public Accountant, graduating from The State University of New York at Buffalo in 1974 with a Bachelor of Science degree in Business/Marketing, cum laude, and received a degree of Master of Business Administration with honors (concentration in Finance/Accounting) from the same institution in 1976.

THE BOARD OF DIRECTORS

Structure of the Board

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Under the Amended and Restated By-Laws, our Board fixes the number of directors. Our Board currently consists of eight members, each of whom the Board has determined to be an independent director (within the meaning of the listing standards of the NYSE), except for Mr. Shular, who is a GrafTech employee. The Board has determined that to be considered independent, an outside director may not have a material relationship with GrafTech (directly or as a partner, stockholder or officer of an organization that has a relationship with GrafTech). In determining whether a material relationship exists, the Board considers, among other things, whether a director or a member of his or her immediate family during the past three years was a former employee, received more than $100,000 in direct compensation in any 12-month period from GrafTech (other than director fees and pension or other deferred compensation for prior service), has been affiliated or employed by a present or former auditor of GrafTech, or is or has been part of an interlocking directorate. The Board consults with GrafTech’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including, but not limited to, those set forth in the listing standards of the NYSE. The Board has considered the employment of Ms. McClean’s husband by an entity recently acquired by the Bank of New York, a lender of 2.7% of the funds borrowed by us under our credit facility entered into on February 7, 2005. The Board has determined that, despite this relationship, Ms. McClean is an “independent director” under applicable securities laws, regulations and NYSE listing standards. This determination applies to Ms. McClean’s service on the Board and, also, as a member of our Audit and Finance Committee. The Board selects the Chairman following each annual meeting of stockholders. It is expected that Mr. Shular will be selected to continue as Chairman after the 2007 annual meeting.

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Although having attained the mandatory retirement age set by GrafTech’s Board, GrafTech’s Board unanimously requested that Mr. Cartledge and Mr. Hall continue their service as directors based on their integrity, experience, length of service and knowledge of GrafTech’s business and operations.

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GrafTech’s Board has established three standing committees, the Audit and Finance Committee, the Nominating and Governance Committee and the Organization, Compensation and Pension Committee (also referred to in this proxy statement as the “Compensation Committee”), and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the Board and Committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE and must include an audit committee financial expert within the meaning of the SEC rules. GrafTech’s Board has determined that the three standing committees currently consist of members who satisfy such requirements.

Meetings of the Board

•	GrafTech’s Board met 10 times during 2006.

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Each director is expected to attend meetings of GrafTech’s Board and meetings of committees of GrafTech’s Board of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2006, each director who was then serving attended at least 75% of the total number of meetings of GrafTech’s Board and meetings of committees of GrafTech’s Board of which he or she was a member. Directors are encouraged, but not required, to attend GrafTech’s annual meetings of stockholders. All of our directors attended the 2006 annual meeting of stockholders.

Committees of the Board

A description of the functions of each standing committee is set forth beginning on page 12, and the members of each standing committee at March 30, 2007, and the number of meetings held by each standing committee in 2006 are set forth on page 15.

All committees have the authority to retain and pay advisors and conduct investigations without further approval of GrafTech’s Board or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent registered public accounting firm (who are required to be retained by the Audit and Finance Committee).

Board and Committee Charters

GrafTech’s Board adopted corporate governance guidelines (called the “Charter of the Board”) and each committee has adopted written corporate governance guidelines (called a charter) that, at a minimum, are intended to satisfy the requirements of the listing standards of the NYSE. These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which GrafTech’s Board or the committee should periodically consider undertaking. Each committee is authorized to exercise all power of GrafTech’s Board with respect to matters within the scope of its charter.

The Charter of the Board containing the corporate governance guidelines and each of the committee charters are available on our Web site by clicking on “Corporate Governance Guidelines” at http://www.graftech.com/GrafTech/About+Our+Company/ Corporate+Governance/Default.htm and in print to any stockholder upon request. The information contained on our Web site is not part of this proxy statement.

Nothing in the Charter of the Board or of any committee shall expand or increase the duties, responsibilities or liabilities of any member under any circumstance beyond those otherwise then existing under applicable law.

Corporate Governance

The Charter of the Board provides, among other things, that:

•	a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

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if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, GrafTech’s Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

•	no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;

•	GrafTech’s Board shall meet in regular sessions at least six times annually (including telephonic meetings and the annual retreat described below);

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GrafTech’s Board shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

•	non-management directors will meet in executive session at least once annually.

The Charter of the Board requires, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of the presiding director, who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the director who presides at the meetings of non-management directors. R. Eugene Cartledge is currently serving as such presiding director. Any such communication to the presiding director should be directed to either one of the following individuals: M. Ridgway Barker or Randi-Jean G. Hedin, Kelley Drye & Warren LLP, 400 Atlantic Street, 13th Floor, Stamford, CT 06901, (203) 324-1400 (phone), (203) 327-2669 (fax), and mrbarker@kelleydrye.com or rhedin@kelleydrye.com. These individuals will forward all such communications to the presiding director if they relate to substantive matters and include suggestions or comments that they consider important for the presiding director to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics. The Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our Web site at http://www.graftech.com/NR/rdonlyres/ecihzkkc3wqgvvplpgnt4zjqbjcuauwr62z5uciycpczwo7sa4at2oxy6pfetd5 kyvla6imojlmdom7yxfrerwzo26d/Code+of+Conduct+and+Ethics.pdf and in print to any stockholder upon request. Only GrafTech’s Board or the Audit and Finance Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our website.

Related Person Transactions

Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of GrafTech and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of GrafTech and its stockholders.

Under its charter, our Audit and Finance Committee reviews, evaluates and, as appropriate, approves all transactions with affiliates (other than majority owned subsidiaries), related parties, directors and executive officers (other than with respect to compensation of directors or executive officers, which are addressed by the Compensation Committee). In the event we enter into a transaction in which an executive officer (other than an employment relationship), director, director nominee, five percent or greater stockholder, or a member of their immediate family has a direct or indirect material interest, the transaction is to be presented to our Audit and Finance Committee for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. We require each executive officer and director to annually provide us written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material interest. Our Audit and Finance Committee reviews our disclosure of related party transactions on an as needed basis and on an annual basis in connection with the preparation of our annual report and proxy statement.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit and Finance Committee assists GrafTech’s Board in discharging and performing its duties and responsibilities with respect to the financial affairs of GrafTech. Without limiting the scope of such activities, the Committee shall:

•	select, retain, evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•	review regularly with management, the director of internal audits and the independent registered public accounting firm any audit problems or difficulties and management’s response thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•

review with management and the independent registered public accounting firm all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used, alternative treatments of financial information available under GAAP and other written communications between the independent registered public accounting firm and management, together with their ramifications and the preferred treatment by the independent registered public accounting firm;

•	meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent registered public accounting firm in separate private sessions;

•

assess at least annually the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto, and otherwise discharge its responsibilities with respect to the adoption, improvement and implementation of the code of conduct;

•	direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters; and

•	direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

No member of the Committee serves as a member of an audit or similar committee of more than three public companies. The Audit and Finance Committee’s Report is set forth below.

Organization, Compensation and Pension Committee

The Compensation Committee assists GrafTech’s Board in discharging and performing its duties and responsibilities with respect to management compensation and succession, employee benefits and director compensation. To the extent that the Committee deems appropriate or desirable, it may appoint one or more subcommittees whose members are non-employee directors and outside directors as set forth above and delegate to such subcommittee or subcommittees the authority to make (including determining the terms and conditions of) grants or awards under, and to otherwise administer, bonus and incentive compensation plans and programs.

Without limiting the scope of such activities, the Compensation Committee shall:

•

annually determine the compensation of the Chief Executive Officer and the corporate goals and objectives relevant thereto and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	review and evaluate compensation (including incentive compensation) for senior management and determine compensation for directors;

•	review organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments;

•	administer stock-based compensation plans; and

•	review the Compensation Discussion and Analysis for inclusion in the GrafTech’s proxy statement.

For a further discussion of the processes and procedures involved, please see “Compensation of Directors and Executive Officers—Compensation Discussion and Analysis.”

Nominating and Governance Committee

The Nominating and Governance Committee assists GrafTech’s Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of GrafTech’s Board and other corporate governance matters. Without limiting the scope of such activities, the Committee shall:

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders; and

•

review at least annually the current directors of GrafTech’s Board to determine whether such individuals are independent under the listing standards of the NYSE and the SEC rules under the Sarbanes-Oxley Act of 2002.

The Committee annually assesses the composition of GrafTech’s Board and its standing committees to determine whether they comply with requirements under Board and Committee charters, SEC rules, NYSE listing standards and applicable laws and possess the core competencies described below. In addition, the Committee assesses whether each director has the skills and characteristics described below and undertakes succession and other planning as to the future needs of GrafTech. The Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Committee determines that a relatively near term need exists and if, following a preliminary review, the Committee believes that an individual may strengthen the core competencies and possess the skills and characteristics described below, the Committee will contact the individual to ascertain his or her interest in serving GrafTech and obtain further information about and insight as to such individual. In connection therewith, the Committee typically reviews detailed resumes and questionnaires, contacts references, conducts in-depth interviews and undertakes in-depth searches of public information. Based thereon and on the Committee’s evaluation of other potential nominees and GrafTech’s needs, the Committee determines whether to nominate the individual for election as a director. While we have not in the past engaged any third party to identify or evaluate nominees, the Committee may do so in the future.

There are no differences in the manner in which the Committee evaluates nominees for directors recommended by a stockholder. To submit a nominee for election as a director for consideration by the Committee, a stockholder must submit a written request to that effect to the Secretary of GrafTech at GrafTech’s principal executive office. Any such request will be subject to the requirements described in the Answer to Question 14 on page 4.

The Committee believes that GrafTech’s Board, as a whole, should possess the following core competencies:

•	strategy/vision: ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, and evaluating strategic decisions;

•	leadership: ability to attract, motivate and energize a high-performance leadership team;

•	international markets: ability to appreciate the importance of global business trends;

•	industry knowledge: ability to assess opportunities and threats unique to GrafTech’s industry;

•	crisis response: ability and time to perform during periods of both short-term and prolonged crisis;

•	management: ability to apply general management best practices in a complex, rapidly evolving business environment;

•	business judgment: ability to assess business risk and stockholder value creation strategies; and

•	accounting, finance and disclosure: ability to protect and inform security holders through liquidity and capital resource management and internal financial and disclosure controls.

The Committee also believes that each director should possess the following skills and characteristics:

•	high personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

•	the ability to make informed business judgments;

•	literacy in financial and business matters;

•	the ability to be an effective team member;

•	a commitment to active involvement and an ability to give priority to GrafTech;

•	no affiliations with competitors;

•	achievement of high levels of accountability and success in his or her given fields;

•	no geographic travel restrictions;

•

an ability and willingness to learn GrafTech’s business or, ideally, experience in GrafTech’s business or in professional fields (i.e., finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

•	a willingness to make a personal substantive investment in GrafTech;

•	no direct affiliations with major suppliers or vendors; and

•	previous public company board experience together with good references.

Board Committee Membership Roster As of March 30, 2007

Name	Audit and Finance		Organization, Compensation and Pension		Nominating and Governance
R. Eugene Cartledge			x		x	*
Mary B. Cranston			x		x
John R. Hall			x	*	x
Harold E. Layman			x
Ferrell P. McClean (1)	x
Michael C. Nahl (1)	x	*
Frank A. Riddick, III (1)	x
Craig S. Shular
Number of meetings in 2006	9		5		1

*	Committee Chairperson.

(1)	Ms. McClean, Mr. Nahl and Mr. Riddick have each been designated by GrafTech’s Board as an audit committee financial expert within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

AUDIT AND FINANCE COMMITTEE REPORT

GrafTech’s management is responsible for its financial reporting, including design and implementation of internal controls and preparation of consolidated financial statements in accordance with generally accepted accounting principles. GrafTech’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. The Committee is responsible for overseeing those activities. The Committee does not and is not required to prepare or review financial records, prepare or audit financial statements, design or implement internal controls, make estimates or select principles used for financial reporting, or identify and eliminate financial risks or non-compliance with applicable law. Therefore, the Committee relies, without independent verification, on representations and information provided by management (including executive, financial, legal and internal audit management) that, among other things, the audited consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Committee also relies, without independent verification, on reports by the independent registered public accounting firm that the consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

The Committee reviewed and discussed GrafTech’s audited consolidated financial statements for the year ended December 31, 2006 with GrafTech’s management and PricewaterhouseCoopers LLP, GrafTech’s independent registered public accounting firm for 2006. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements). This included a discussion of the independent registered public accounting firm’s judgment as to the quality, as well as the acceptability, of GrafTech’s accounting principles and such other matters that the Public Company Accounting Oversight Board (United States) requires to be discussed with an audit committee. The Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the PCAOB in Rule 3600T and the Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from GrafTech and its management. The Committee also reviewed with management and PricewaterhouseCoopers LLP all reports delivered by PricewaterhouseCoopers LLP in accordance with Section 10A(k) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to critical accounting policies and practices used, alternative treatments of financial information available under U.S. generally accepted accounting principles and other written communications between PricewaterhouseCoopers LLP and management, together with their ramifications and the preferred treatment by PricewaterhouseCoopers LLP.

The Committee has established a policy requiring approval by it of all fees for all audit and non-audit services to be provided by GrafTech’s independent registered public accounting firm, prior to commencement of such services. Consideration and approval of fees generally occurs at the Committee’s regularly scheduled meetings or, to the extent that such fees relate to other matters, at special meetings. In situations where it may be impractical to wait until the next meeting, the Committee has delegated authority to approve such fees to the chairperson of the Committee, up to an annual aggregate amount of $100,000. The chairperson must report all such approvals to the entire Committee at the next meeting of the Committee. All of the fees reflected in the table below were pre-approved by the Committee.

The Committee has determined that the approval and payment of all fees in 2006 complied with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder. The Committee also determined that the provision of non-audit services by PricewaterhouseCoopers LLP to GrafTech and its subsidiaries was compatible with the maintenance by PricewaterhouseCoopers LLP of its independence from GrafTech.

Based on its review and discussions noted above, the Committee recommended to GrafTech’s Board that it approve, and GrafTech’s Board approved, the inclusion of GrafTech’s audited consolidated financial statements in GrafTech’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

A summary of the fees which GrafTech and its subsidiaries paid to PricewaterhouseCoopers LLP and its respective affiliates for professional services performed for 2006 and 2005, respectively, is set forth below.

Independent Registered Public Accounting Firm’s Fees

	2006	2005
	(Dollars in millions)
Audit Fees (a)	$3.2	$3.0
Audit-Related Fees (b)	0.1	1.2
Tax Fees (c)	0.4	0.5
All Other Fees (d)	*	*

Total	3.7	4.7

*	Less than $0.1 million

(a)	Includes fees in connection with:

•	Audits of our annual consolidated financial statements and internal controls over financial reporting;

•	Reviews of our quarterly financial statements;

•	Statutory and regulatory audits of subsidiaries; and

•	Consents and other services related to SEC matters.

(b)	Includes fees in connection with:

•	Financial accounting and reporting consultations; and

•	Attestation services not required by statute or regulation.

(c)	Includes fees in connection with:

•	Tax consulting and planning services (for 2006, less than $0.1 million and for 2005, $0.2 million); and

•

Tax compliance services (which are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings) (for 2006 and 2005, $0.3 million).

(d)	Represents:

•	For 2006 and 2005, $3,000 for a license fee for technical databases.

AUDIT AND FINANCE COMMITTEE

as of December 31, 2006

Michael C. Nahl, Chairman

Ferrell P. McClean

Frank A. Riddick, III

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis explains our compensation program for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers at December 31, 2006. The individuals are referred to collectively in this proxy as our “Named Executive Officers.”

The Compensation Committee’s Role. The Compensation Committee has been established by our Board to assist the Board in discharging and performing the duties of the Board with respect to management compensation, succession planning and employee benefits, including:

•	The assessment and compensation of our Chief Executive Officer;

•	The compensation of directors and other executive officers;

•	The assessment of compensation arrangements, plans, policies and programs;

•	The assessment of benefit and welfare plans and programs; and

•	The assessment of organizational systems and plans, including those relating to management development and succession planning.

As of December 31, 2006, the members of the Compensation Committee were Mr. Cartledge, Ms. Cranston, Mr. Hall (Committee Chairman), and Mr. Layman.

Objectives. We believe that we must provide a competitive compensation package to successfully attract, provide incentives for, and retain talented executives. Therefore, we seek to design our compensation philosophy and programs with those objectives in mind in order to promote GrafTech’s performance, which we believe will increase stockholder value. Our compensation programs are based on the principles of paying competitively within the relevant market for executive talent and motivating executives to achieve or exceed performance goals. When creating an executive’s overall compensation package, the different elements of compensation are considered in light of the compensation packages provided to similarly situated executives at comparable companies as well as the role the executive is expected and should be able to play in our achieving near term and longer term goals.

As a result, we believe that our executive compensation program should provide a total compensation package for our executive officers that is, in the aggregate, at or near the market median level of total compensation provided by industry peer group companies. We determine this level by comparing our compensation programs to companies of similar size, characteristics, and organizational structure to help ensure that our compensation packages remain competitive. The Compensation Committee has retained the Hay Group (“Hay” or the “Hay Group”), an independent consulting firm, to advise the Compensation Committee on compensation matters. Hay reports directly to the Compensation Committee and serves at the sole pleasure of the Compensation Committee. For more information about the Hay Group, see “Evaluating Our Compensation Program” below.

Our executive compensation program emphasizes pay for performance. We tie short and long-term cash and equity rewards to the achievement of goals and objectives using corporate and individual performance criteria to create incentives that we believe drive executive performance. We believe that these criteria align the interests of executives with the interests of GrafTech and its stockholders and that achievement of the criteria will enhance stockholder value. We seek to establish performance measures at levels where attainment is not assured and our executives are required to devote significant effort and produce significant results to attain payment for performance at or above our goals. Generally, our compensation program is weighted so that short-term and long-term performance-based incentive compensation form the basis for a significant proportion of total compensation, with the percentage of performance-based compensation increasing as the levels of executive responsibility increase.

Evaluating Our Compensation Program. In consultation with Hay, the Compensation Committee reviews information about the compensation being paid to executives who are working at companies engaged in businesses comparable to ours and who have roles and responsibilities that are similar to the roles and responsibilities of GrafTech’s executives to assess GrafTech’s relative competitive compensation position. Specifically, the Committee compares the GrafTech’s compensation structure and pay levels with those of companies in a group of companies identified by Hay and the Compensation Committee as a “comparator group” and in Hays’ “all industrial” database. The comparator group consists of organizations from the steel and iron, industrial metals and materials, industrial electrical equipment and semiconductor equipment and materials industries with a median revenue size of approximately $915 million. Generally, the compensation levels for companies in the “comparator group” are lower than in the Hay “all industrial” group. The Hay “all industrial” group includes pay data on over 1,000 organizations, approximately 350 of which are manufacturers. For the comparable companies’ analysis, we used a top five rank order approach. For the survey comparisons, Hay used job function and job size as the basis for comparisons.

The Compensation Committee considered the results of the analysis and recommendations from the Hay Group. The Compensation Committee has established guidelines to pay base salary to Named Executive Officers targeted at the 75th percentile relative to the “comparator group” and targeted to the median relative to the Hay “all industrial” group. The Hay Group reported that our annual cash incentive program is generally competitive at those targets; however, in only one of the four years immediately preceding 2006 were bonuses paid. Performance fell short of the minimum thresholds in three of those years. Because no bonus was earned with respect to 2005, total cash compensation paid in 2006 fell below the 25th percentile of the “comparator group” and the Hay “all industrial” group. If target annual incentives had been paid, total cash compensation would have been in the third quartile (between 50th and 75th percentiles) relative to the “comparator group” and in the second quartile (between 25th and 50th percentiles) relative to the Hay “all industrial” group. Our targeted annual cash incentive awards in respect of 2006 and 2007 are believed to be competitive compared to similar programs within the comparator group. As a component of overall compensation, based on the evaluation, our long-term incentives program is believed to be generally competitive as compared to the “comparator group.” Prior to 2006, actual total direct compensation, which includes the present value of long-term incentives, for the Named Executive Officers, is closest to the 25th percentile for both the “comparator group” and the Hay “all industrial” group. Our targeted value of total direct compensation is slightly below the market median for the “comparator group” and at the market median for the Hay “all industrial” group.

Elements of Executive Compensation. We seek to implement our compensation philosophy through a combination of base compensation (including benefits) and stock- and cash-based incentives. In general, base compensation is intended to be sufficient to attract and retain qualified employees. Stock-based incentive compensation is designed to compensate management for long-term value creation for our stockholders as reflected in the market value of our common stock. We believe that this is in the primary interest of stockholders and that, over the long-term, improvements in the performance of our businesses will be the primary driver of that value creation. Cash-based incentive compensation is provided through a short-term, or annual, incentive plan that is designed to reward management for achievement of annual cash flow or other targets and strategic milestones determined annually by the Compensation Committee that we believe leads to improvement in the performance of our businesses and creates long-term value for our stockholders.

Each year, the Compensation Committee reviews the base salary, short-term incentive, and long-term incentive compensation levels for each Named Executive Officer. The Compensation Committee considers the individual Named Executive Officer’s level and complexity of responsibility, experience and skills, and performance in his or her position over time in considering changes to each Named Executive Officer’s total compensation opportunity. Our Chief Executive Officer and Director of Human Resources provide the Compensation Committee with an annual evaluation of the performance of each Named Executive Officer and, taking into account the comparative information and analysis compiled in consultation with the Hay Group, present a compensation recommendation to our Compensation Committee for its ultimate consideration and approval. After discussing these evaluations with our Chief Executive Officer, making its own assessment of the performance of each such Named Executive Officer, and taking into account compensation principles described in this “Compensation, Discussion and Analysis” section, the Compensation Committee establishes the current compensation level for each Named Executive Officer with respect to base salary, annual short-term incentives, and long-term incentives. The planning and evaluation process for a year normally occurs in the second quarter of each year and any changes to base salary would apply until changed (for example, at the next evaluation in the second quarter of the following year). Generally, base salary adjustments based on performance for the preceding year, if any, are first effective during the third quarter of the current year. Short-term performance measurements and individual targets are generally determined in the first quarter of the measurement year. Actual awards for performance achieved in the prior year are determined in the first quarter following the measurement year. Generally, long-term incentive awards are also considered during this planning and evaluation process and grants have been made as described in “Long-Term Incentives Through Management Stock Ownership” below.

Base Salaries. We provide base salaries to our Named Executive Officers that we believe are competitive to attract and retain key executive talent. The Compensation Committee believes that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our executives. Base salaries also form the basis for calculating other compensation opportunities for our Named Executive Officers. For example, the mid-point of an executive’s salary grade is used to determine each executive officer’s annual incentive opportunity and long-term incentive awards. See “Short-Term Incentives Through the Incentive Compensation Plan” and “Long-Term Incentives Through Management Stock Ownership” below. Moreover, base salaries are included in the formula for calculating severance benefits in the event of a change in control. See “Change in Control Agreements” below.

Base salaries are designed to be competitive with base salaries paid by comparable companies to executives with comparable responsibilities. The salaries are normally set at levels within approximately the 75th percentile relative to the “comparator group” and at approximately the median relative to the Hay “all industrial” group, adjusted to reflect the individual’s scope of responsibilities, level of experience and skill, the quality of his or her performance over time, his or her current or new position, current base salary and, to the extent relevant, the geographic area in which he or she is or will be employed. Attention is also given to maintaining appropriate internal salary relationships among our executive officers, and to achievement of succession planning goals.

For 2006, the base salary of the Chief Executive Officer and the other executive officers were determined by the Compensation Committee, based on general parameters described above and in consultation with the Chief Executive Officer. Effective July 1, 2006, Mr. Shular’s base salary was increased by $26,000 to $546,000 and Mr. Barnard’s base salary was increased by $17,500 to $367,500. In connection with his relocation from Switzerland to France, and his subsequent promotion to the position of President, Advanced Graphite and Carbon, Mr. Pretorius received multiple increases in his base salary during 2006, from the U.S. equivalent of approximately $267,000 at the beginning of 2006 to the U.S. equivalent of approximately $302,000 at the end of 2006. In connection with his pending relocation from France to the United States, effective April 1, 2007, Mr. Pretorius’s base salary was re-set at $224,100, resulting in a decrease, taking into account the difference in cost of living, of $78,000. Mr. Widmar and Mr. Whitaker joined us in May 2006. No adjustments were made in 2006 to either officer’s base salary. The Compensation Committee plans to review possible salary adjustments for 2007, based on 2006 performance, during the second quarter of 2007.

Subsequent to Mr. Shular’s February 2007 election as GrafTech’s Chairman of the Board, in consultation with the Hay Group, the Compensation Committee reviewed Mr. Shular’s compensation. Based on a comparison of Mr. Shular’s compensation to comparable companies, in April 2007, the Compensation Committee adjusted

Mr. Shular’s annual base salary to $600,000, effective as of February 20, 2007. The Compensation Committee also considered Mr. Shular’s long-term compensation opportunity and determined that it was appropriate to increase his long-term incentive opportunity for 2007 to 125% of the midpoint of his base salary grade. In addition, in connection with the 2007 election and in lieu of a 2008 grant of restricted stock, the Compensation Committee granted Mr. Shular, on April 2, 2007, an option to purchase 300,000 shares of GrafTech common stock with an exercise price at fair market value as of the date of grant. The options have a 10 year term and become exercisable as to one-third of the option on each of the first three anniversaries of the date of grant.

Short-Term Incentives Through the Incentive Compensation Plan. The purpose of our Incentive Compensation Plan (“ICP”) is to:

•	provide incentives to participants by having a portion of their annual compensation dependent upon annual performance;

•	assist us in attracting, retaining, and motivating employees of high ability and experience; and

•	make our compensation program competitive with those of other major employers.

The ICP performance criteria have been designed to motivate and reward team performance in the achievement of corporate and line of business free cash flow and strategic goals and to promote our emphasis on pay for performance.

Our Named Executive Officers are eligible to receive annual cash incentive payments based on performance against annually established performance measures and individual performance criteria. The annual incentive is designed to reward achievement of each year’s business plan objectives. Annual incentive award opportunities for our Named Executive Officers, in the aggregate, are intended to result in cash payments that are approximately equal to the market median of our comparator groups, assuming applicable performance measures are achieved and individual criteria satisfied.

Under the ICP, the incentive cash payments for our Named Executive Officers are targeted as a percentage of the mid-point of the executive’s salary grade. The Compensation Committee establishes the individual incentive targets for our Named Executive Officers based on their levels of responsibility, ability to make a positive impact on GrafTech, current or new positions, current base salaries and the salaries and other compensation offered by other companies for individuals in equivalent positions. To promote compensation with significant emphasis on pay for performance, the annual incentive for 2006 and for 2007 (assuming payout at the executive’s target level) represents from 50% to 75% of the mid-point of a Named Executive Officer’s salary grade, depending on the executive’s level of responsibility.

The Compensation Committee establishes the corporate and individual threshold, targeted and maximum performance measures or criteria each year, which are primarily quantitative and financial in nature. The performance measures are established at a time and in a manner, generally in the first quarter of the measurement year, so that attainment is not assured. We intend that our executives are required to devote significant effort and produce significant results to attain payment for performance.

After the end of each calendar year, management assesses our results, and the degree to which corporate and strategic goals have been achieved and the Compensation Committee establishes the maximum amount of ICP incentive payable to all participants for that year. This amount is allocated among GrafTech’s lines of businesses and departments for further allocation to individual participants based on the extent to which the applicable business unit’s or department’s performance measures have been achieved, assessments of the individual participant’s performance during the year, and other discretionary adjustments. The Named Executive Officers’ achievements are assessed against each applicable performance measure. Management evaluates an individual taking into consideration other factors related to the individual’s performance during the year and makes a recommendation as to the amount of the ICP payout for the Named Executive Officer. The Compensation

Committee then reviews the assessments and calculations and approves, modifies or disapproves, as appropriate, the resulting annual incentive amounts.

Annual cash incentive amounts are payable after the end of the performance year. The amount of the annual cash incentive compensation for Named Executive Officers attributable to overall corporate and individual performance measures generally will vary from 50% to 200% of the executive’s targeted bonus opportunity. The annual cash incentive compensation for each Named Executive Officer is subject to further adjustment, upwards or downwards, based on the individual’s performance and other factors that the Compensation Committee deems relevant. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee may make discretionary adjustments based on developments during the performance year and other factors.

The primary driver for our ICP in 2006 was free cash flow before special items. We believe that growth in free cash flow before special items is a key element in our plans to reduce our debt and improve our capital structure and growth opportunities in a manner consistent with achievement of our strategy for achieving long-term growth in stockholder value. For purposes of the ICP, free cash flow before special items is calculated by taking our cash flow provided by operating activities less the change in accounts receivable factoring and capital expenditures and adding back antitrust investigations and related lawsuit and claims and restructuring payments. A significant portion of each Named Executive Officer’s ICP opportunity for 2006 was based on the attainment of strategic objectives. In addition, in 2006 we considered the following attributes, which we believe make us a stronger company and better positioned to serve our customers, in evaluating the ICP participants and determining final ICP awards:

•	the individual’s contribution to the generation of free cash flow and achievement of stated annual objectives;

•	excellence in our core competencies – customer focus, drive for results, ethics, values and peer relationships;

•	delivery on business plan commitments;

•	adaptability to change;

•	commitment to continuous improvement and our guiding principles;

•	efficiency and effectiveness of execution;

•	health safety and environment excellence—safety statistic performance and following through of applicable audit action plans;

•	leadership—demonstrates strong leadership and seizes opportunities to lead;

•	Sarbanes-Oxley compliance;

•	teamwork; and

•	special accomplishments and strong initiative.

Assuming threshold performance measures have been met, a preliminary cash incentive payout between 50% and 200% of each Named Executive Officer’s targeted bonus opportunity is determined based on the corporate and individual performance measures, which for 2006 consisted primarily of free cash flow goals. The preliminary payout is subject to being multiplied by a percentage between 0% and 150% taking into account the factors listed above. Accordingly, under the guidelines of the ICP and subject to the maximum amount payable under the ICP for the measurement year, a Named Executive Officer’s preliminary payment could be 200% of the executive’s targeted bonus opportunity if maximum performance measures are achieved or exceeded, and the

200% preliminary payout could be increased to as high as 150% of the 200% preliminary payout based on additional factors used in assessing individual performance, resulting in a potential payout of 300% of the executive’s targeted bonus opportunity. In addition, the Compensation Committee has the discretion, based on recommendations from management and the Compensation Committee’s own assessment, and subject to the maximum aggregate amount payable under the ICP for the measurement year, to make further upward or downward adjustments to the approved cash incentive payout to the individual ICP participant.

For 2006, payouts to our Named Executive Officers were measured in accordance with the achievement of performance measures, 80% of which were based on free cash flow results before special items of the company-as-a-whole and 20% of which were based on strategic objectives, the attributes listed above, and discretionary adjustments made by the Compensation Committee. For example, in approving the 2006 annual cash incentive compensation payout to Mr. Shular, the Compensation Committee took into consideration the achievements accomplished during 2006, including the significant improvement in GrafTech’s free cash flow, reduction of net debt, and achievement of strategic business objectives. The Compensation Committee also took into consideration the limitation on deductibility under Section 162(m) of the Internal Revenue Code (the “Code”) and determined that such limitation, while a factor, was not dispositive in determining the final annual cash incentive compensation payout to Mr. Shular.

As a result, annual ICP cash bonuses were paid to our Named Executive Officers in April 2007 for 2006. Payments to our Named Executive Officers for actual 2006 performance ranged from 167% to 230% of target performance level. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the annual incentive amounts for each Named Executive Officer under the ICP for the 2006 performance period.

Long-Term Incentives Through Management Stock Ownership. We believe that long-term performance and appreciation in stockholder value is achieved through a culture that encourages long-term executive performance. We believe that compensation in the form of stock-based awards helps create such a culture. In 2005, we adopted the GrafTech International Ltd. 2005 Equity Incentive Plan (the “2005 Plan”), which was approved by our stockholders in the second quarter of 2005. The 2005 Plan included provisions to freeze previously adopted equity incentive plans.

We adopted the 2005 Plan to promote the interests of GrafTech and its stockholders by strengthening our ability to attract, motivate and retain directors, employees and others in a position to affect the financial and operational performance of GrafTech. The 2005 Plan covers personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of GrafTech largely depend, and offers them additional incentives to put forth maximum efforts for the success of the business, and affords them an opportunity to acquire a proprietary interest in GrafTech through stock ownership and other rights. The 2005 Plan is an important component of the total compensation package offered to employees and directors, reflecting the importance that GrafTech places on motivating and rewarding superior results with long-term, performance-based incentives.

Our long-term stock-based incentive program is designed to:

•	Motivate cash flow growth and acceleration to enhance stockholder value;

•	Encourage retention of our top performers;

•	Reward our top leaders—those who have the ability to make a material difference in our company; and

•	Align management with our stockholders and grow stockholder value.

Stock options, restricted stock and other equity-based awards granted to our Named Executive Officers are determined based on their levels of responsibility, ability to make a positive impact on GrafTech, current or new positions, current base salaries, and salaries and other compensation offered by other companies for individuals in equivalent positions. See “Grants of Plan Based Awards—Equity Plans” below for further description of our 2005 Plan. We evaluated award programs under the 2005 Plan using Hay Group analysis and we believe our program is competitive at market median levels. These awards are consistent with our pay for performance principles because they are designed to focus the attention of executives on strategic goals spanning more than the current year, and to align the interest of executives with our goal of creating long-term stockholder value. In order to ensure that our compensation package is weighted heavily towards pay for performance, the long-term incentive opportunity granted with respect to 2006 represents from 50% to 100% and, with respect to 2007, represents 50 to 125% of the mid-point of a Named Executive Officer’s salary grade (based on the fair market value of our stock at the time of award), depending on the executive’s role.

Between August of 2005 and April 2007, our long-term stock-based equity incentives awarded to our Named Executive Officers consisted solely of restricted stock grants. Awards granted in August 2005, and as to Messrs. Whitaker and Widmar in May 2006, vest one-third each on the first, second and third anniversaries of the date of grant. Awards granted to Named Executive Officers in October 2006 vest in February 2010; however, if we meet our 2007 free cash flow target for GrafTech as a whole under the ICP, then the vesting of one-third of the restricted shares granted in October 2006 will accelerate to February 2008. Similarly, if we achieve our 2008 ICP target, the vesting of one-third of the restricted shares will accelerate to February 2009. It is the Compensation Committee’s intention to make the next grant of equity incentives, currently contemplated to consist of restricted stock awards, in 2008 conditioned to vest solely on the attainment of free cash flow or other performance targets to be established by the Compensation Committee or the Board.

Pension Plan. We previously froze our defined benefit plans, including the UCAR Carbon Retirement Plan (the “Retirement Plan”), and no additional benefits are accruing under the plans, although benefits previously accrued under the Retirement Plan will still be payable from the Plan when due. See “Pension Benefits” below for a description of the Retirement Plan and benefit formulas.

Retirement Savings Plan. We provide retirement savings opportunities through our defined contribution plans. We maintain the UCAR Carbon Savings Plan (the “Savings Plan”), which is intended to be qualified under Sections 401(a) and 401(k) of the Code. The Savings Plan permits employees to contribute up to 50% of their compensation on a pre-tax or after-tax basis, up to IRS maximums. We provide a match, in GrafTech stock, equal to 100% of the first 3% of compensation deferred and 50% of the next 2% of compensation deferred. We also make employer contributions to the Savings Plan. Prior to January 1, 2007, the amount of these employer contributions was equal to 2.5% of compensation up to the social security wage base and 5% of compensation over the amount exceeding the social security wage base (up to statutory limits). Effective January 1, 2007, we decreased the additional employer contributions to 1% of compensation (up to statutory limits) subsequent to our evaluation of competitive compensation information. We believe that the contributions we now provide under the Savings Plan are in line with comparable companies. See the “Other Compensation Arrangements” below for additional information regarding the Savings Plan.

Deferred Compensation Plan. We maintain a deferred compensation plan (the “Compensation Deferral Plan”) for the benefit of eligible management employees, who participate in our performance-based compensation programs and employees whose benefits under the Savings Plan are limited by the benefit restrictions of Section 415 of the Code.

Participants are able to defer up to 85.0% of their ICP compensation, up to 50.0% of their base salary and up to 50.0% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2006, such amount was $220,000) (these final deferrals are referred to as participants’ “Excess Deferrals”). We make quarterly matching allocations equal to 100.0% of the first 3.0% and 50.0% of the next 2.0% of the participant’s Excess Deferrals. In 2006, the matching allocations were made in cash. Effective January 1, 2007, the matching allocations will be in shares of our common stock. In addition, through December 31, 2006, participants were credited with nonqualified defined contribution retirement plan employer allocations equal to 5.0% of their compensation in excess of the amount that may be considered under the Savings Plan. Effective January 1, 2007, we decreased the additional employer allocations to 1% of compensation. We believe that the allocations we now provide under the Compensation Deferral Plan are in line with comparable companies. Participants are immediately vested in the matching allocation. Participants vest in the other GrafTech allocations when they have completed five years of service.

Our Compensation Deferral Plan is intended to comply with Section 409A of the Code concerning deferred compensation arrangements. See “Nonqualified Deferred Compensation” below for additional information regarding the Compensation Deferral Plan.

Benefit Security. Retirement and other benefits are paid out of our general assets, except for payments out of the trusts for the Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

Change in Control Agreements. GrafTech does not have employment agreements with its executive officers. The Compensation Committee believes that the absence of employment agreements provides GrafTech with more flexibility in adjusting the compensation levels of its executive officers.

GrafTech’s Board has, however, approved change in control severance compensation agreements for the Named Executive Officers and certain other members of senior management. These agreements are based on a “double trigger” scenario in which there must be both a change in control (as defined in “Potential Payment on Termination or Change in Control”) and a termination of the Named Executive Officer’s employment prior to the expiration of the change in control agreement. Accordingly, the severance benefits under these agreements are payable only in the event the Named Executive Officer’s employment with us is terminated under certain circumstance following a change in control. The Board recognizes that the possibility of a change in control of GrafTech exists, as is the case with many publicly held corporations, and that the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of GrafTech and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of GrafTech’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible change in control of GrafTech. The Board has also determined that it is in the best interests of GrafTech and its stockholders to ensure continued availability of our Named Executive Officers in the event of a potential change in control of GrafTech.

In the case of our Named Executive Officers, the agreements provide for the payment, in the event of a change in control and if the employment of the executive is terminated under certain circumstances, of severance compensation equal to 2.99 times the sum of officer’s base salary and ICP targeted bonus opportunity (except for Mr. Whitaker, who would receive severance compensation equal to 2.0 times the sum of his base salary and ICP targeted bonus opportunity) and, with respect to U.S. employees, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement), a “gross-up.” The amount of severance compensation was established taking into account the maximum amount that we expect to be able to pay without triggering an excise tax to the executive or a loss of deduction to GrafTech under the golden parachute rules. It is possible, however, that the aggregate amounts paid to a Named Executive Officer who is a U.S. employee will exceed the IRS limitations and the severance payments to the executive, including any gross-up payments, will not be deductible by GrafTech. The officers are entitled to the compensation if their employment is terminated by us (other than for cause) or if they resign for good reason within three years (two years, in the case of Mr. Whitaker) after a change in control.

In addition, under the terms of applicable agreements, all unvested equity awards become vested upon the occurrence of a change in control. Further, we have the right to cancel substantially all outstanding options (all of which were granted prior to 2006) in the event of a change in control, in which event we are required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. See “Potential Payments on Termination or Change in Control” below for a description of the agreements and aggregate amounts payable.

Health, Welfare And Other Personal Benefits. In addition to the principal compensation components described above, our Named Executive Officers are entitled to participate in all health, welfare, fringe benefit, relocation assistance and other arrangements generally available to other salaried employees. Generally, benefits are made available to our Named Executive Officers on the same basis as benefits are made available to eligible employees under the terms of applicable plans.

During 2006, our Named Executive Officers received the relocation benefits included in the Summary Compensation Table. Our Named Executive Officers were required to relocate their residences in connection with the relocation of our corporate headquarters and reassignments within GrafTech, as well as in Mr. Widmar’s and Mr. Whitaker’s cases, to join GrafTech in 2006. We determined it was in GrafTech’s best interest for retaining or attracting our Named Executive Officers to make them whole for the expenses, disruption, and complexities involved with relocating. Accordingly, we provided a gross-up to cover additional income taxes payable by such executives as a result of having to include reimbursements in their taxable income, tax preparation assistance to deal with relocation within multiple tax jurisdictions, mortgage subsidies, and, in Mr. Shular’s case, reimbursement for loss recognizable on the sale of his previous residence.

The Compensation Committee also may, as considered reasonable and appropriate on a case by case basis, provide our officers, including our Named Executive Officers, with limited additional perquisites and other personal benefits. In 2006, we did not otherwise provide perquisites to our Named Executive Officers.

The Compensation Committee believes that these health, welfare, and other personal benefits are reasonable and consistent with the practices of public companies in the United States. The Compensation Committee also believes that these benefits assist us in attracting and retaining key executives.

Section 162(m) of the Code. None of the Elements of Compensation qualify as performance based compensation under Section 162(m) of the Code, and compensation may not be deductible to GrafTech to the extent that the applicable executive recognizes more than $1 million in compensation in any taxable year.

Stock Ownership Guidelines. Our Board has adopted guidelines for ownership of common stock by directors and members of senior management. Compliance with the guidelines is voluntary. Under the guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least two times his or her annual retainer.

Under the guidelines, certain members of senior management should, within five years after appointment as a member of senior management, own a prescribed number of shares of our common stock. This ownership guideline is based on his or her annual base salary divided by $7.50 (or in the case of the CEO, three times his or her annual base salary divided by $7.50), a stock price approximation that the Board believes was fair to use as a guide at the time the guidelines were adopted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of GrafTech in accordance with the SEC’s disclosure requirements for executive compensation and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated in GrafTech’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

ORGANIZATION, COMPENSATION

AND PENSION COMMITTEE

as of December 31, 2006

John R. Hall, Chairman

R. Eugene Cartledge

Mary B. Cranston

Harold E. Layman

Summary Compensation Table for Fiscal Year End December 31, 2006

The following table sets forth for 2006 certain information concerning compensation received by our Named Executive Officers, who received total salary and bonus compensation in excess of $100,000 for services rendered in all capacities (including service as a director of GrafTech or an officer or director of one or more of our subsidiaries) during our last fiscal year.

Name and Principal Position	Year	Salary ($) (4)	Bonus ($) (5)	Stock Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (4)(7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8)	All Other Compensation ($) (9)	Total ($)
Craig S. Shular (1) Chairman, Chief Executive Officer & President	2006	533,000		426,010	1,100,000	1,742	428,893	2,489,645

Mark R. Widmar Chief Financial Officer and Vice President	2006	210,779	75,000	205,513	300,000		65,008	856,300

Petrus J. Barnard Vice President and President, Graphite Electrodes	2006	358,750		163,850	450,000		138,877	1,111,477

Hermanus L. Pretorius (2) President, Advanced Graphite and Carbon	2006	313,370		65,540	250,000		194,848	823,758

Gary R. Whitaker (3) General Counsel, Vice President and Secretary	2006	190,000	10,000	79,473	200,000		81,692	561,165

(1)	Mr. Shular served as our interim Chief Financial Officer from December 2005 until Mr. Widmar became Chief Financial Officer in May 2006.

(2)	Mr. Pretorius was our General Manager, Cathodes until December 2006, at which time he was appointed President, Advanced Graphite and Carbon. From January 2006 to April 2006, Mr. Pretorius’s salary and “all other compensation” (other than contributions made to our non-qualified savings and pension plans) were paid in Swiss francs. From May 2006 to December 2006, Mr. Pretorius’s salary and “all other compensation” (other than contributions made to our non-qualified savings and pension plan) were paid in Euros. For purposes of the tables included in this section of the proxy statement, foreign currency amounts included for Mr. Pretorius were converted into U.S. dollars based on the daily average of the currency conversion rate in effect during the period for which the applicable amount was payable.

(3)	Mr. Whitaker joined us in May 2006.

(4)	Includes compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.

(5)	Represents signing bonuses paid pursuant to offers of employment.

(6)

The “Stock Awards” column of the Summary Compensation Table shows the aggregate dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, with respect to restricted stock awards granted to each Named Executive Officer during 2005 and 2006. The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board

Statement of Financial Accounting Standards No. 123R using the modified prospective transition method. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for an explanation of the assumptions made in the valuation of these awards.

(7)	The “Non-Equity Incentive Plan Compensation” Column of the Summary Compensation Table shows the annual incentive award earned by our Named Executive Officers under the Short-Term Incentives through the ICP Executive Annual Incentive Plan for the 2006 performance period. For additional information about the 2006 annual incentive opportunities under the ICP please refer to “Grants of Plan-Based Awards—Equity Plans” section of this proxy statement.

(8)	The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table shows the increase in the present value of the accumulated benefits under the UCAR Carbon Retirement Plan, which was frozen in 2003. The increase in the present value of the accumulated benefits was measured from (i) December 31, 2005, to December 31, 2006 (the measurement date used for reporting purposes in our Annual Report on Form 10-K for the year ended December 31, 2006), for the UCAR Carbon Retirement Plan. During 2006, the present value of accumulated pension benefits decreased by $46,771 for Mr. Barnard. The pension value for Mr. Pretorius decreased as a result of the distribution of the accumulated value of his pension benefit (see “Pension Benefits” below) from a prior year end balance of $334,732 (converted from Swiss Francs to U.S. dollars based on the exchange rate as of December 31, 2005) to zero as of December 31, 2006. No portion of the earnings credited during 2006 was “above market” or “preferential.” Consequently, our Named Executive Officers did not accrue any above-market earnings under the deferred compensation plan during 2006, and therefore we have not reported any earnings credited under that plan in this column. See “Nonqualified Deferred Compensation” below for a discussion of how earnings are calculated under our deferred compensation plan.

(9)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Relocation Expenses ($) (1)	Tax Gross-Up Related to Relocation Expenses ($)	Employer Matching Contribution to Savings Plan ($)	Additional Employer Contribution to Savings Plan ($)	Employer Matching Contribution on Excess Deferrals ($)	Employer Contribution to Compensation Deferral Plan ($) (2)	Other ($)		Total ($)
Craig S. Shular	174,879	120,919	8,800	8,645		15,650	100,000	(3)	428,893
Mark R. Widmar	39,222	14,925	1,370	1,048		8,443			65,008
Petrus J. Barnard	77,162	31,017	8,800	8,645	5,550	7,703			138,877
Hermanus L. Pretorius	139,625	12,583		7,346	9,578	12,177	13,539	(4)	194,848
Gary R. Whitaker	43,188	24,122	7,600	2,719		4,063			81,692

(1)	“Relocation Expenses” includes moving, storage, temporary living, temporary ongoing mortgage subsidies, and other relocation expenditures

(2)	The amounts reported in the table above do not include contributions made in 2007 with respect to ICP payments made in April 2007.

(3)	Reimbursement for the loss recognized by Mr. Shular on the sale of his former residence.

(4)	Includes $4,611 in educational assistance, $4,483 for tax consultation and preparation assistance, and $4,445 in impatriate premium.

Grants of Plan Based Awards in Fiscal Year End December 31, 2006

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2006. The only equity awards granted in 2006 were shares of restricted stock.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Craig S. Shular		241,500	483,000	966,000
	10/23/06				130,000	798,200
Mark R. Widmar		89,650	179,300	358,600
	5/8/06				75,000	537,750
	10/23/06				45,000	276,300
Petrus J. Barnard		97,625	195,250	390,500
	10/23/06				50,000	307,000
Hermanus L. Pretorius		61,524	123,047	246,094
	10/23/06				20,000	122,800
Gary R. Whitaker		54,267	108,533	217,067
	5/1/06				30,000	197,100
	10/23/06				30,000	184,200

(1)	Amounts represent cash incentive bonus opportunities earned under the ICP for 2006. Target awards are expressed as a specified percentage of the midpoint of an individual’s salary grade as in effect during the measurement year, prorated for Mr. Widmar and Mr. Whitaker based on their May 2006 hire dates. Awards under the ICP for 2006 are payable in April 2007, and the amounts payable are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. The threshold, target and maximum amounts set forth above represent guidelines based on corporate and individual performance measures, or criteria, that the Compensation Committee takes into account in determining the final amount awarded based on performance. The amount of the annual incentive compensation for Named Executive Officers attributable to overall corporate and individual performance measures generally will vary from 50% to 200% of the executive’s targeted bonus opportunity. The estimate future payouts shown in the table above are based on the general bonus opportunities as described in the preceding sentence. The annual cash incentive compensation for each Named Executive Officer is however subject to further adjustment, upwards to 300% or downwards to 0% of the Named Executive Officer’s targeted incentive, based on the individual’s performance and other factors that the Compensation Committee deems relevant. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. In addition, the Compensation Committee can make discretionary upward or downward adjustments based on developments during the performance year and other factors. Please refer to “Compensation Discussion and Analysis—Short-Term Incentives Through the Incentive Compensation Plan” and “Non-Equity Plans” below for a general description of the criteria applied in determining the amounts payable under the ICP.

(2)	Represents number of shares of restricted stock granted during 2006 pursuant to the 2005 Plan. Awards granted to Messrs. Whitaker and Widmar in May 2006 vest one-third each on the first, second and third anniversaries of the date of grant. Awards granted to Named Executive Officers in October 2006 vest in February 2010; however, if we meet our approved 2007 free cash flow target for GrafTech as a whole under the 2007 ICP, then the vesting of one-third of the restricted shares will accelerate to February, 2008. Similarly, if we achieve our 2008 ICP free cash flow target, the vesting of one-third of the restricted shares will accelerate to February, 2009. GrafTech’s Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time.

Non-Equity Plans. Our ICP provides opportunities for participants to receive cash incentive bonuses upon the attainment of annual goals. General parameters (such as milestones and related awards) of the corporate performance measures and the line of business (“LOB”) performance measures (“Performance Measures”) are determined by the Compensation Committee in consultation with our Chief Executive Officer. The specific Performance Measures and the related target awards (as well as the specific determination as to whether any of them have been met) for the executive officers are determined by the Compensation Committee. The specific Performance Measures and the related target awards for other participants (as well as the specific determination as to whether any of them have been met) are determined by our Chief Executive Officer, in consultation with the Human Resources Department and LOB management, consistent with the general parameters approved by the Compensation Committee.

Eligible employees who have completed a minimum of three months of service during a plan year and who are employed on the payment date are eligible for an award for such plan year. Awards to eligible employees who have completed more than three months but less than 12 months of service through the end of a plan year are subject to proration. Awards for eligible employees of our LOB are based on Performance Measures applicable to the relevant LOB or plant within the LOB, as the case may be. However, if, for any plan year, the applicable Performance Measures have been attained by the relevant LOB or plant but the corporate performance measures have not been attained, no award is payable to LOB employees unless the Compensation Committee determines otherwise, in its sole discretion. Awards for our corporate employees are based on the corporate performance measures.

Target awards for participants are set as a specified percentage of the mid-point of the participant’s salary grade. For each plan year, the Human Resources Department, in consultation with our Chief Executive Officer and Chief Financial Officer, reports to the Compensation Committee its evaluation as to whether and to the extent to which Performance Measures have been met. The general determination as to whether and the extent to which Performance Measures have been met is made by the Compensation Committee in consultation with our Chief Executive Officer. The annual incentive payout amounts are subject to further adjustment, and subject to the maximum amount payable under the ICP for the measurement year, upwards or downwards, based on the individual’s performance and other factors deemed relevant. Such adjustments, if made, are based on an evaluation of each individual’s contribution to achieving corporate opportunities and meeting corporate challenges, as well as an evaluation of the quality of the individual’s performance in discharging the responsibilities of his position description. The Compensation Committee, in its sole discretion, may increase or decrease the aggregate amount awarded to any participant for any plan year irrespective of whether the relevant Performance Measures have been met.

Awards for any plan year are normally authorized during the first quarter in the year immediately following the end of the plan year or as soon thereafter as is practicable under the circumstances. The awards are paid to the qualified participants promptly after authorization in cash; provided, however, that, subject to compliance with applicable requirements of the New York Stock Exchange and securities laws, the Compensation Committee, in its sole discretion, may authorize the payment of any award in common stock of GrafTech or a combination of cash and common stock. The Compensation Committee reserves the right to defer, and to allow participants to defer, payment of some or all awards, in whole or in part, upon terms and conditions as the Compensation Committee may determine.

Equity Plans. We historically adopted several stock incentive plans. Such plans permitted options, restricted stock and other awards to be granted to employees and, in the case of two plans, also to non-employee directors.

The 2005 Plan was approved by our shareholders in the second quarter of 2005. The 2005 Plan provides that the GrafTech Management Stock Incentive Plan (Original Version), Management Stock Incentive Plan (Senior Version), Management Stock Incentive Plan (Mid-Management Version), 1995 Equity Incentive Plan and 1996 Mid-Management Equity Incentive Plan (collectively, the “existing plans”) are frozen and will remain in effect only to the extent of awards outstanding under them on May 25, 2005. The 2005 Plan initially covers 4,800,000 shares. Shares under the existing plans are added to and become available for awards under the 2005 Plan to the extent (but only to the extent) that stock options or stock grants outstanding on May 25, 2005 under the existing plans expire or are canceled or forfeited before they are exercised, and limited to the extent of the current outstanding awards. The aggregate number of shares reserved for issuance under the plans is 19,300,000 shares as of December 31, 2006.

The number of shares of our common stock still available for issuance under plans in which Named Executive Officers and non-employee directors are eligible to participate is set forth in the table below under “Equity Compensation Plan Information”. Any shares subject to, and the exercise or measurement prices of, awards are subject to adjustment for stock dividends, stock splits and certain business combinations and other events. Except for limitations on transfer or limitations set forth in the applicable award agreement, holders of restricted stock shall have all of the rights of a shareholder of GrafTech, including the right to vote the shares, and, if provided in the applicable award agreement, the right to receive any dividends thereon. All unvested awards become vested upon the occurrence of a change in control (as defined in “Potential Payment on Termination or Change in Control”).

Employees have been and may be granted vested or unvested awards at the discretion of GrafTech’s Board or the Compensation Committee. Unvested awards granted to management employees have vested or may vest on satisfaction of such employment or performance conditions as may be imposed by the Board or Compensation Committee at the time of grant. The Board or the Compensation Committee has the right to accelerate the vesting of any or all unvested awards at any time. The exercise price per share of options is determined by GrafTech’s Board or the Compensation Committee at the time of grant and may not be less than the fair market value of a share of our common stock.

The definition of fair market value under the 2005 Plan and the existing plans means the closing sale price of a share of our common stock on the last trading day preceding the date of grant or, after February 17, 2004, the closing sale price of a share of our common stock on the date of grant. The exercise price of options may, under certain circumstances, be paid with the proceeds from the sale of shares to be issued upon exercise of such options. A third-party broker assists in the administration of the plans. All options which have been granted, and substantially all options which may be granted, under the plans are nonqualified stock options. Options awarded to employees expire on, among other dates, the date fixed by the Board, or the Compensation Committee at the time the options are granted, but must expire within ten years after the date of grant (except in the case of one plan which provides that options must expire within 12 years of the date of grant). Subject to the limitations with respect to the term and exercise price of the options described above, GrafTech’s Board or the Compensation Committee has the authority to establish the terms and conditions of all awards at the time such awards are granted, including, without limitation, the terms and conditions relating to settlement in cash or shares of our common stock or a combination thereof, performance measures, registration with the SEC, withholding of taxes, transferability, forfeiture and clawback, anti-dilution and other adjustments to reflect dividends and distributions, and exercise.

The plans do not expressly permit the repricing or reloading of options. As such, the Board would seek stockholder approval prior to any decision to reprice or reload options. GrafTech has never repriced stock options. Notwithstanding the terms of the 2005 Plan and the existing plans, under the Board and Compensation Committee charters, only the Compensation Committee may grant awards, or take action with respect to the awards granted, to the Chief Executive Officer and the other named executive officers.

GrafTech has the right to cancel substantially all outstanding options in the event of a change in control, in which event we are required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

Salary and Bonus in Proportion to Total Compensation. For our Named Executive Officers, the estimated ICP targeted bonus opportunity represents 50% to 75% of the mid-point of the applicable base salary grade, and the fair market value on the date of grant of the stock awards represents 50% to 100% of mid-point of the applicable base salary grade, depending on the executive’s level of responsibility.

Outstanding Equity Awards At Fiscal Year-End December 31, 2006

The following table shows the number of shares covered by exercisable options and unvested restricted stock as of December 31, 2006. There are no unvested options because on November 30, 2005, the Board approved accelerated vesting of all outstanding options and no options have been granted since then.

OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Craig S. Shular	150,000 600,000 30,000 100,000 87,000	17.31 6.56 14.00 8.56 8.85	9/29/2008 12/31/2008 2/28/2010 12/15/2010 9/25/2011	216,710	1,499,633

Mark R. Widmar				120,000	830,400

Petrus J. Barnard	66,000 100,000 60,000 45,000 100,000	17.06 6.56 8.56 8.85 5.46	9/29/2008 12/31/2008 12/15/2010 9/25/2011 4/1/2015	83,333	576,664

Hermanus L. Pretorius	57,000 100,000 10,000 2,500 10,000	17.06 6.56 14.00 8.56 8.85	9/29/2008 12/31/2008 2/28/2010 12/15/2010 9/25/2011	33,333	230,664

Gary R. Whitaker				60,000	415,200

(1)

One-third of the shares of restricted stock granted on August 31, 2005, to Messrs. Shular, Barnard, and Pretorius vest on each of August 31, 2007 and August 31, 2008. One-third of the shares of restricted stock granted May 1, 2006 and May 8, 2006 to Messrs. Whitaker and Widmar vest on each of May 1 and May 8, 2007, and May 1 and May 8, 2008, and May 1 and May 8, 2009 respectively. Awards granted on

October 23, 2006 to the Named Executive Officers vest in February 26, 2010; however, if GrafTech meets its 2007 free cash flow target for GrafTech as a whole under the ICP, then the vesting of one-third of the restricted shares will accelerate to February 29, 2008. Similarly, if we achieve our 2008 ICP target, the vesting of one-third of the restricted shares will accelerate to February 27, 2009.

(2)	The market value of shares or units of stock that have not vested (as shown above) was computed based on $6.92 per share, the closing market price of GrafTech’s stock as of December 31, 2006.

Option Exercises and Stock Vested At Fiscal Year-End December 31, 2006

The following table shows the number of shares of restricted stock that vested in the fiscal year ending December 31, 2006 and the value of the stock realized on the date of vesting. The shares vested and value represent one-third of the restricted stock awards granted to certain Named Executive Officers in August 2005 which vested in August 2006. The value realized is based on the August 31, 2006 closing price of $5.45 per share of GrafTech stock on the NYSE. No options were exercised during the fiscal year ending December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Craig S. Shular	none	n/a	43,333	236,165
Mark R. Widmar	none	n/a	none	n/a
Petrus J. Barnard	none	n/a	16,667	90,833
Hermanus L. Pretorius	none	n/a	6,667	36,335
Gary R. Whitaker	none	n/a	none	n/a

Pension Benefits At Fiscal Year-End December 31, 2006

The following table shows, as of the applicable Benefits Freeze Dates (as defined below), the number of years of service credited to the Named Executive Officers under the UCAR Carbon Retirement Plan, including the number of such years credited for service with Union Carbide and its affiliates, as well as the present value of the executives’ benefits and payments made to the executives in the last fiscal year. The terms of the Retirement Plan are described below the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)		Payments During Last Fiscal Year ($)
Craig S. Shular	UCAR Carbon Retirement Plan	8	(2)	115,374	(3)	None
Mark R. Widmar	n/a
Petrus J. Barnard	UCAR Carbon Retirement Plan	31	(2)	1,156,532	(3)	None
Hermanus L. Pretorius	UCAR SA Pension Plan					374,984	(4)
Gary R. Whitaker	n/a

(1)	The present values have been computed using an interest rate of 5.75% using a UP-94 table with generational mortality as of December 31, 2006, which is the same pension plan measurement dated used for our financial reporting purposes.

(2)	Includes for Mr. Shular 3.5 years of service of prior service with Union Carbide or its affiliates and 4 years of service with GrafTech through the Second Benefit Freeze Date, as defined below). For purposes of his computing the accumulated benefit used to determine the present value above, Mr. Barnard was credited with three additional years of service and age in connection with a voluntary and selective severance program in which Mr. Barnard participated in 2003.

(3)	Mr. Shular’s benefit has been valued assuming retirement at age 62, the earliest time at which Mr. Shular may retire without any benefit reduction due to age. For Mr. Barnard, who was not an employee from April 2003 through April 2005, the benefit has been valued based on a suspended retirement benefit payable as an annuity.

(4)	In connection with his relocation from Switzerland to France during 2006, in May 2006, Mr. Pretorius elected to take a distribution of the accumulated benefit attributable to and pursuant to the terms of his participation in our subsidiary’s pension plan, which plan is not subject to ERISA or U.S. tax laws. The distribution was made in Swiss Francs and the amount shown above, which is in U.S. dollars, was determined using the currency conversion rate in effect at the time of the distribution.

Prior to February 25, 1991, substantially all of our domestic employees participated in the Union Carbide Retirement Program (“Prior Retirement Plan”). Effective February 25, 1991, we adopted the UCAR Carbon Retirement Plan (“Retirement Plan”), which was similar to the Prior Retirement Plan at that time and consisted of a qualified defined benefit retirement plan and two (which later became three) nonqualified defined benefit retirement plans. Retirement and death benefits related to employee service through February 25, 1991, are provided by the Prior Retirement Plan. Benefits paid by the Prior Retirement Plan are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. Subject to certain limitations, all service and earnings recognized under the Prior Retirement Plan prior to February 25, 1991, are also recognized under the UCAR Retirement Plan (but benefits under the UCAR Plan are offset by the amount of benefits provided under the Prior Retirement Plan). Accordingly, Messrs. Shular’s and Barnard’s eligible years of service with Union Carbide, GrafTech, and their affiliates, are all counted, in accordance with the terms of the applicable plans, in the years of credited service reported above. The cost of the Retirement Plan is borne entirely by us. The cost of the Prior Retirement Plan is borne entirely by Union Carbide Corporation and its successors.

Under the Retirement Plan, the monthly amount of an employee’s retirement benefit upon retirement at age 65 (which is the Normal Retirement Age under the Retirement Plan) is a specified percentage of the higher of: average monthly compensation received during the 36 month period preceding the applicable Benefit Freeze Date (as defined below), or, if earlier, the participant’s retirement date, or the highest average monthly compensation received during any three calendar years in the ten calendar years preceding the applicable Benefit Freeze Date (or retirement date, if earlier), and this amount is then multiplied by the number of years of credited service as of the applicable Benefit Freeze Date (or retirement date, if earlier), less up to 50.0% of projected primary Social Security benefits and less any public or other GrafTech provided pension (except any military pension or any non-primary benefit under the Social Security Act). An employee who is age 62 or over with ten or more years of service credit, or whose age and service credit add up to at least 85, may retire earlier than age 65 with an unreduced early retirement benefit.

Mr. Barnard is the only Named Executive Officer who is currently eligible for unreduced early retirement benefits under the Retirement Plan. Participants who are not eligible for unreduced retirement benefits, but have attained age 50 and completed at least ten years of service are eligible to retire and receive a reduced early retirement benefit under the Retirement Plan. Mr. Shular is the only Named Executive Officer who is currently eligible for reduced early retirement benefits, which would amount to $780.29 per month assuming retirement as of January 1, 2007, under the Plan.

Participants who are not eligible for early retirement benefits under the Plan, but have completed five years of service with GrafTech, are eligible to receive a vested retirement benefit upon the later of termination of employment or age 50. The compensation covered by the Retirement Plan includes salary and certain variable compensation, including group profit sharing in an amount up to 8.0% of base salary through 1999 and 12.0% of base salary after 1999 and until the applicable Benefit Freeze Date. Benefits under the Retirement Plan are paid in monthly payments over the life of a Participant or, if the Participant is married, payments will generally be made over the joint lives of the Participant and his or her spouse. The present value of the accumulated benefit reflects the present value of the total of all monthly payments that would be made beginning at Normal Retirement Age on a life only basis.

Effective as of December 31, 2001, all employees, other than union employees and certain eligible employees who elected to remain in the qualified Retirement Plan (called “Grandfathered Participants”), ceased accruing benefits under the Retirement Plan and had their benefit accruals under the Retirement Plan frozen as of December 31, 2001 (which is referred to as the “First Benefit Freeze Date”). The Grandfathered Participants ceased accruing benefits and had their benefit accruals frozen under the Retirement Plan as of March 31, 2003 (which is referred to as the “Second Benefit Freeze Date”). With respect to the Named Executive Officers, Mr. Shular was eligible to elect, and did elect, to be a Grandfathered Participant, and his years of credited service reflected in the above table are as of the Second Benefit Freeze Date. Mr. Barnard was not a Grandfathered Participant and his years of credited service reflected in the above table are as of the First Benefit Freeze Date.

Under federal income tax laws, the amount of benefits that can be paid from a qualified defined benefit retirement plan is limited. In addition to the Retirement Plan, we sponsor nonqualified defined benefit retirement plans for payment of those benefits that could not be paid from our qualified Retirement Plan. Except with respect to years of service as described below for Mr. Shular, the practical effect of these nonqualified plans, together with our qualified plan, was to calculate retirement benefits for all employees, including those who are officers, on a uniform basis. Effective March 31, 2003, the accrual of additional benefits under our nonqualified defined benefit plans ceased, all benefits under our nonqualified defined benefit retirement plans were frozen, and for all but a few people whose benefits were already in pay status, the lump sum actuarial values of such benefits were transferred to participants’ accounts under our deferred compensation plan. We have agreed that, for the purpose of calculating Mr. Shular’s benefits under the nonqualified defined benefit retirement plan, Mr. Shular was credited with an additional 22.5 years of service, all of which was prior service with Union Carbide or its affiliates. The amount of Mr. Shular’s benefit under GrafTech’s Retirement Plan shall be offset by the amount of certain benefits receivable under the Prior Retirement Plan.

Further information concerning our assumptions and estimates used in projecting pension costs and projected benefit obligations are set forth under Note 11-Benefit Plans contained in our 2006 consolidated financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2006, as filed with the SEC.

Nonqualified Deferred Compensation At Fiscal Year-End December 31, 2006

The following table shows the executive contributions, our contributions, earnings, distributions and year-end account balances for the Named Executive Officers in GrafTech’s Compensation Deferral Plan, which is an unfunded, unsecured deferred compensation plan. The terms of the Compensation Deferral Plan are described below the table.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($) (4)	Aggregate Balance at Last FYE ($) (5)
Craig S. Shular		15,650	401,459		4,129,135
Mark R. Widmar		8,443	42		4,423
Petrus J. Barnard	6,938	13,253	1,129		23,319
Hermanus L. Pretorius	11,972	21,755	456		29,604
Gary R. Whitaker		4,063	5		505

(1)	The amounts listed in this column for Mr. Barnard and Mr. Pretorius include amounts that were also reported as “Salary” in the Summary Compensation Table above. The amounts reported in “Non-Equity Incentive Compensation Plan” of the Summary Compensation Table include $100,000 of his 2006 ICP payout which was received in 2007 and was deferred by Mr. Whitaker under our Compensation Deferral Plan.

(2)	The amounts listed in this column were also reported in the “All Other Compensation” column of the Summary Compensation Table above and consist of “Employer Contribution to Non-qualified Savings Plan” and “Employer Contribution to Non-qualified Defined Contribution Retirement Plan” reported in the “All Other Compensation” table under the columns.”

(3)	The amounts listed in this column were not included in the Summary Compensation Table above because none of the earnings were “above market” or “preferential.” Earnings are based on the performance of investments available under the Compensation Deferral Plan including any interest and dividends paid on the investments.

(4)	Effective in 2001 and 2003, our three nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified Retirement Plan because of IRS limits, were frozen. With certain exceptions, amounts equal to the lump sum actuarial values of the benefits accrued by the participants in those nonqualified plans were added to the respective participants’ accounts in our Compensation Deferral Plan (these allocations are referred to as the “Frozen Lump Sums”). As to Mr. Shular, $2,993,141 was previously transferred to his deferred compensation account which represented the lump sum actual value of his accrued benefit based on 26 years of service, which included credit for 22.5 years of prior service with Union Carbide, offset by the amount of benefits receivable under the Union Carbide Retirement Program (See “Pension Benefits” above).

(5)	The balance in this column does not include allocations made in 2007 with respect to 2006 salary or ICP amounts paid in 2007. Allocations attributable to 2006 salary, that were made in 2007, were for Mr. Shular, $6,825; for Mr. Widmar, $4,062; for Mr. Barnard, $9,684; for Mr. Pretorius, $8,315; and for Mr. Whitaker, $3,563. The amounts listed in this column include amounts previously reported in prior years’ summary compensation table for the following executives: for Mr. Shular, $298,281 and for Mr. Barnard, $2,625.

The Named Executive Officers all participate in our non-qualified Compensation Deferral Plan. Under the Compensation Deferral Plan, participants are able to defer up to 85.0% of their ICP compensation, up to 50.0% of their base salary, and up to 50.0% of their compensation in excess of the amounts that may be recognized under the Savings Plan (in 2006, such amount was $220,000) (i.e., their Excess Deferrals). In addition, each calendar quarter, we make a matching contribution equal to 100.0% of the first 3.0% and 50.0% of the next 2.0% of participants’ Excess Deferrals. In 2006, the matching allocations were made in cash. Effective January 1, 2007, the matching allocations will be in shares of our common stock. Participants are also credited with additional GrafTech allocations equal to 5.0% of their compensation in excess of the amount that may be considered under the Savings Plan. Beginning in 2007, these contributions were reduced to 1% of eligible compensation. Participants are immediately vested in the matching allocation, but are not vested in the other GrafTech allocation until they have completed five years of service.

Deferrals and contributions to our Compensation Deferral Plan are credited with a rate of return based on the performance of various funds selected by the participants from indices which are designated by the Plan Administrator. These funds include a fund that tracks the value of our common stock. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants are credited with both their deferrals and our additions, as well as the rate of return on the funds selected by the participants for those amounts. Frozen Lump Sums and their earnings are held in notional investment accounts selected by the employee. Other sums are funded and invested in the available funds selected by the employee.

Distributions of account balances from the Compensation Deferral Plan are generally made in January following retirement or other termination of employment or, if elected by the participant, upon a future date specified by the participant, except that Frozen Lump Sums and GrafTech allocations may not be distributed prior to age 50. Participants may also elect to have their account balances distributed upon a change in control of GrafTech. For purposes of the Compensation Deferral Plan, a change in control is generally defined in accordance with requirements of the American Jobs Creation Act of 2004. The Compensation Deferral Plan is intended to comply with Section 409A of the Code governing deferred compensation arrangements except that amounts that were contributed to the Compensation Deferral Plan and fully vested by December 31, 2004, including all of the Frozen Lump Sums, are not subject to the restrictions of Section 409A. Amounts under the Compensation Deferral Plan are generally payable in a lump sum payment although participants may elect to have their accounts payable in annual installments instead.

Benefit Security. Retirement and other benefits are paid out of our general assets, except for payments out of the trusts for the UCAR Carbon Retirement Plan and the Savings Plan and except for payments out of grantor trusts or funded by the purchase of annuities.

We maintain a grantor trust to assist in providing for payments under our compensation deferral plan and the change in control severance compensation agreements described under “Potential Payments on Termination or Change in Control” below. We periodically contribute to the trust cash and shares of our common stock (valued at fair market value at the time of contribution) in an amount equal to all amounts deferred by or contributed or allocated to participants under our compensation deferral plan (excluding lump sum actuarial values added to participants’ accounts in connection with the freeze of our nonqualified defined benefit retirement plans described above). We have also separately contributed 426,400 shares of our common stock to the trust. The trust contains a benefits protection account (to which $250,000 in cash has been contributed) which makes funds available to an administrative committee for the trust to assist participants and their beneficiaries in enforcing their claims with respect to payments under the plans covered by the trust upon a change in control.

We may from time to time contribute assets to or, with the approval of a majority of GrafTech’s Board, withdraw assets from the trust (other than from the benefits protection account, to which the $250,000 has been contributed), except that no withdrawal can be made by GrafTech after a change in control until all payments under the plans covered by the trust are made. GrafTech’s Board may amend or terminate the trust at any time prior to a change in control. Upon a change in control, the trust becomes irrevocable, GrafTech is required to make contributions to the trust sufficient to make payments under the plans covered by the trust and the administrative committee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are entitled to benefits thereunder. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of GrafTech in the event of GrafTech’s insolvency or bankruptcy. For purposes of the trust, a change in control has the same definition as that described with respect to our equity plans.

Potential Payments on Termination or Change in Control

Payments on Termination Regardless of Change in Control. Each Named Executive Officer entered into a Severance Compensation Agreement with us that applies only if the executive’s employment is terminated. If a Named Executive Officer’s employment is terminated due to a Termination for Cause (as defined in the Severance Compensation Agreements) or by the Named Executive Officer other than with good reason, he or she will be paid his or her full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid and all unvested shares of restricted stock will be forfeited.

If the Named Executive Officer’s employment is terminated due to Retirement or death, the executive’s benefits will be determined in accordance with GrafTech’s retirement and insurance programs then in effect. In addition, unvested shares of restricted stock will be forfeited upon Retirement or death.

Payments on Terminations following a Change in Control. Under each of the agreements, upon termination or while disabled following a change in control (as defined below), the Named Executive Officer is entitled to certain benefits. If the Named Executive Officer’s employment is terminated subsequent to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause (as each term is defined in the Severance Compensation Agreements) or (b) by the executive for Good Reason or for Resignation (as each term is defined in the Severance Compensation Agreements), then the executive is entitled to the benefits described below:

•	accrued salary and vacation pay through the date of termination;

•	accrued ICP compensation at target for the prior year if not previously paid plus a prorated portion of the targeted ICP compensation for the year of termination;

•	a severance payment equal to 2.99 (2.0 in the case of Mr. Whitaker) multiplied by the sum of the following amounts:

—	the greater of the Named Executive Officer’s annual base salary immediately prior to the Date of Termination or immediately prior to the change in control; plus

—	the greater of the amount of the Named Executive Officer’s target ICP or comparable compensation payment for the year in which the Date of Termination occurs or for the year in which the change in control occurs;

•	with respect to U.S. executives:

—	extended health, life and disability insurance coverage; and

—	reimbursement for certain excise tax liabilities (and income tax liabilities attributable to the excise tax reimbursement) if the total severance exceeds three times the executive’s “base amount” (as determined pursuant to section 280G of the Code) by more than $50,000;

•

with respect to non-U.S. executives, the severance payment will be reduced but not below zero by the amount of any other payment or the value of any benefit received or to be received by the Named Executive Officer upon his or her termination of employment with GrafTech, unless the Named

Executive Officer waives his or her receipt of the payment or benefit prior to the date the severance payment is made; and

•	accelerated vesting of unvested shares of restricted stock.

During any period prior to the date of termination that the Named Executive Officer is disabled, the executive will continue to receive his or her base salary at the rate in effect at the commencement of the disabled period, together with all other compensation and benefits that are payable or provided under GrafTech’s benefit plans, including its disability plans. After the date of termination for disability, the executive’s benefits shall be determined in accordance with any retirement plan, insurance and other applicable programs of GrafTech. The compensation and benefits, other than salary, payable or provided under the agreement by reason of a disability will be the greater of (x) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect immediately prior to a change in control and (y) the amounts computed under any retirement plan, disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid.

Assuming a change in control occurred in 2006 and each of our Named Executive Officers’ employment was terminated by GrafTech or its successor on December 31, 2006, other than a Termination for Cause, they would be entitled to the payments and benefits listed in the table below:

Name	Severance Payment Based on Salary ($)		Severance Payment Based on Incentive Compensation ($)	Estimated Tax Gross-up ($) (1)	Payment on Stock Option Cancellation ($)	Restricted Stock Vesting ($) (2)	Value of Health, Life and Disability Insurance Benefits ($) (3)	Payout of Non-qualified Deferred Compensation (4)	Total ($)
Craig S. Shular	1,632,540		1,444,170	1,613,900	216,000	1,499,333	54,141	4,129,135	10,589,219
Mark R. Widmar	971,750		536,107	694,904		830,400	48,048		3,081,209
Petrus J. Barnard	1,098,825		583,798	762,770	182,000	576,664	49,220	23,319	3,276,596
Hermanus L. Pretorius	902,980		367,911		36,000	230,664		29,604	1,567,159
Gary R. Whitaker	529,662	(5)	217,067			415,200	31,297	505	1,193,731

(1)	Tax gross-up amounts payable upon an actual change in control may differ from the amounts presented in the “Estimated Tax Gross-Up” column. The value of the acceleration of payment of amounts deferred under the Compensation Deferral Plan were not included in the calculation of the estimated tax gross up. Amounts are payable under the Compensation Deferral Plan pursuant to elections made by the executives which may include elections for payments upon a change in control or upon a termination of employment, but, depending upon the facts and circumstances, the amounts payable under the Compensation Deferral Plan may not be subject to tax gross-up when paid.

The estimated tax gross-up amounts were calculated taking the following into account:

•	the sum of base salary and target incentive compensation multiplied by 2.99 (2.0 for Mr. Whitaker);

•	the excess of the target incentive compensation over the actual incentive compensation payable for 2006, plus the value of the 4 month acceleration of the incentive payment;

•	health and dental insurance assuming family coverage (no reduction to present value);

•	other insurance coverage such as life and disability coverage assuming certain insurance rates (no reduction to present value);

•	the value of the accelerated vesting of the restricted stock (which value is lower than the actual value of the restricted stock listed in the table); and

•	a 41% income tax rate was assumed.

(2)	The value in the “Restricted Stock Vesting” column assumes a fair market value of $6.92 on December 31, 2006.

(3)	The value of the medical benefits was determined applying the maximum monthly premiums we charge former employees for continuation coverage of medical benefits under COBRA (presently $1,083 per month). In calculating disability insurance benefits, the value of the short-term disability benefits (which is a self-insured plan) were assumed to be the same as the premiums for long-term disability (which is provided by a third party insurance provider), increased to reflect administrative costs.

(4)	Amounts in this column include all amounts payable on a change in control pursuant to executives’ elections.

(5)	The amount is the “Severance Payment Based on Salary” for Mr. Whitaker was reduced by $40,338 because, under the terms of the Severance Compensation Agreements for U.S. executives, if total amounts payable in connection with a change in control that are subject to the limitations under section 280G of the Code exceed those limitations by an amount not exceeding $50,000, then the severance payment will be reduced to an amount less than the limitations under section 280G of the Code.

Under the terms of applicable agreements, all unvested equity awards will become vested upon the occurrence of a change in control. Further, GrafTech has the right to cancel substantially all outstanding options (all of which were granted prior to 2006) in the event of a change in control, in which event GrafTech is required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares.

A change in control occurs on:

•

the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech (not including securities held by GrafTech employee benefit plans or related trusts);

•

the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech’s Board;

•	the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

•	the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

Payments on Termination Prior to a Change in Control. The Severance Compensation Agreements do not give the Named Executive Officer’s any specific rights following a termination prior to a change in control (a) by GrafTech other than for Retirement, Death, Disability or Termination for Cause or (b) by the executive for Good Reason or for Resignation (as the terms are defined in the Severance Compensation Agreements). Each Named Executive Officer is, however, entitled to receive his or her full base salary and accrued vacation pay through the date of termination, plus any benefits or awards which have been earned or become payable but which have not yet been paid, as well as the following amounts if his or her employment is terminated prior to a change in control. All unvested shares of restricted stock will be forfeited upon a termination of employment by GrafTech or the executive for any reason.

Deferred Compensation Payments upon Termination. Amounts deferred under the Compensation Deferral Plan become immediately payable upon a change in control if the participant elected to receive payment of deferred amounts upon a change in control. All other payments under the Compensation Deferral Plan will be distributed in accordance with the elections of the executive, which may include payments of all or some of the deferred amounts upon termination of employment.

Other Compensation Arrangements

Savings Plan. All of our regular, full-time U.S. employees, including eligible Named Executive Officers, are eligible to participate in the Plan. Assets in the Savings Plan are held in four types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pre-tax basis; a company contribution account to which matching contributions are allocated; and an employer contribution account to which certain additional company contributions are allocated. The maximum employee contribution (pre-tax and after-tax combined) for any year for any participant is 50.0% of such participant’s compensation (subject to statutory limits).

We make a matching contribution to the Savings Plan, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. The matching contribution is 100.0% of the first 3.0% of compensation and 50.0% of the next 2.0% of compensation that a participant contributes. Matching contributions under the Savings Plan are fully vested at all times.

In addition to matching contributions, we make employer contributions to the Savings Plan each year. Prior to January 1, 2007, the amount of employer contributions was 2.5% of the participant’s compensation up to the social security taxable wage base for the year, plus 5.0% of compensation above the social security wage base (not to exceed the amount of compensation set by statutory limits). Effective January 1, 2007, these contributions were reduced to 1% of a participant’s eligible compensation. A participant becomes vested in these employer contributions to the Savings Plan once he or she has completed five years of service (three years for contributions made after 2006).

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including a fund that invests entirely in our common stock. Amounts invested under the Savings Plan, including amounts in our common stock fund, may be switched into another investment option at any time. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Director Compensation for 2006

The following table summarizes the annual cash compensation payable to GrafTech’s directors during 2006. Employee directors do not receive compensation for rendering services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
R. Eugene Cartledge	21,000	95,700		116,700
Mary B. Cranston	0	86,200		86,200
John R. Hall	0	88,700		88,700
Harold E. Layman	48,500	35,700		84,200
Ferrell P. McClean	30,000	58,200		88,200
Michael C. Nahl	61,000	35,700		96,700
Frank A. Riddick III	52,500	35,700		88,200

(1)	The aggregate dollar amount was determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R using the modified prospective transition method. See Note 13 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for an explanation of the assumptions made in the valuation of these awards.

The grant date fair value of the stock award computed in accordance with FAS 123R was: for Mr. Cartledge, $7.14 as to 9,202 shares and $5.05 as to 5,941 shares; for Ms. Cranston, $7.14 as to 8,362 shares and $5.05 as to 5,249 shares; for Mr. Hall, $7.14 as to 5,603 shares and $5.05 as to 5,249 shares; for Mr. Layman, $7.14; for Ms. McClean, $7.14 as to 6,261 shares and $5.05 as to 2,674 shares; for Mr. Nahl, $7.14; and for Mr. Riddick $7.14.

At December 31, 2006, the aggregate amount of outstanding stock awards was: Mr. Cartledge, 36,221 shares; Ms. Cranston, 31,702 shares; Mr. Hall, 34,443 shares; Mr. Layman, 15,000 shares; Ms. McClean, 19,747 shares; Mr. Nahl, 10,000 shares; and Mr. Riddick 10,000 shares. Holdings at December 31, 2006 do not include stock awards issued in January 2007 in payment, in lieu of cash, for 2006 meeting fees.

(2)	At December 31, 2006, the aggregate amount of outstanding option awards was: Mr. Cartledge, options to acquire 49,830 shares; Ms. Cranston, options to acquire 49,531 shares; Mr. Hall, options to acquire 42,650 shares; Mr. Layman, options to acquire 18,635 shares; Ms. McClean, options to acquire 26,621 shares; Mr. Nahl, options to acquire 52,030 shares; and Mr. Riddick options to acquire 5,921 shares.

The philosophy of GrafTech’s Board has always been, and continues to be, to compensate non-employee directors in a manner and an amount that enables us to:

•	attract and retain qualified and experienced individuals;

•	motivate them to devote time and effort to GrafTech; and

•	align the interests of the Board members with the interests of stockholders.

GrafTech’s Board seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level. Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment.

Annual Fees. Beginning in 2004, each director who is not an employee of GrafTech is compensated for services as a director by:

•	an annual retainer of $30,000;

•	a meeting fee of $1,500 for each Board meeting attended; and

•	$1,000 for each committee meeting attended, including attendance by telephone.

In addition, the Chairpersons of the Board, the Audit and Finance Committee and the other standing committees of the Board are compensated for their services by an additional annual retainer of $25,000, $10,000 and $5,000, respectively.

Equity Grants. The Compensation Committee has adopted a policy of granting to then serving non-employee directors, awards with respect to a specified number of shares of our common stock determined annually by the Committee (the “Annual Grant”). For 2005 and 2006, the Annual Grant consisted of awards of 5,000 restricted shares of our common stock. Previously, the Committee adopted a policy of granting to non-employee directors options to purchase 5,000 shares of our common stock (the “Initial Grant”) as well as a prorated portion of the Annual Grant upon their initial election as directors. All of the restricted shares and options granted to non-employee directors generally vest one year after the date of grant, so long as the director is then serving as a director. The exercise price per share of any options granted has been the fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the date the director ceases to be a director. Other provisions relating to these options are the same as those relating to options granted to management employees as described in “Grants of Plan Based Awards—Equity Plans.”

Beginning in 2004, the Compensation Committee authorized offering non-employee directors the opportunity to receive deferred stock units in lieu of some or all of their retainers, accrued meeting fees for services, and annual restricted stock grants. Each deferred stock unit represents a share of our common stock which has been awarded to a recipient for delivery at a later date, and, which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change in control (as defined in Potential Payments on Termination or Change in Control), upon death or at the election of GrafTech’s Board or the Compensation Committee. Delivery of our common stock represented by the deferred stock units will be made on the earliest of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change in control occurs, the recipient’s death, or the fifth anniversary of the date on which the recipient ceases to be a director.1 At December 31, 2006, the aggregate number of deferred stock units held by directors was: Mr. Cartledge, 25,421 units; Ms. Cranston, 21,702 units; Mr. Hall, 23,443 units; Mr. Layman, 0 units; Ms. McClean, 9,747 units; Mr. Nahl, 0 units; and Mr. Riddick 0 units. Holdings at December 31, 2006 do not include deferred stock units issued in January 2007 in payment, in lieu of cash, for 2006 meeting fees. The value of the deferred stock units granted to directors in 2006 was reported in the “Stock Awards” column of the “Directors Compensation” table above.

Other Compensation. In addition to the amounts described above, all directors are entitled to reimbursement for expenses (including for first class travel) incurred in rendering services as directors. GrafTech’s Board has in the past and the Compensation Committee may in the future award additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech. No additional compensation was awarded in the year ending December 31, 2006.

Currently, GrafTech’s Board has adopted guidelines for ownership of common stock by its directors. Compliance with the guidelines is voluntary. Under the guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least two times his or her annual retainer.

Equity Compensation Plan Information

The following table sets forth certain information relating to the shares of common stock that may be issued under our stock-based incentive plans at December 31, 2006.

Plan Category	A		B	C
	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	7,039,547		13.18	3,042,593
Equity compensation plans not approved by stockholders (2)	3,958,643		10.52	0

Total	10,998,190	(3)	12.05	3,042,593

(1)	Includes the Management Stock Incentive Plan (Original Version), the 1995 Equity Incentive Plan, a portion of the reserved shares under the Management Stock Incentive Plan (Senior Version), and the 2005 Plan. For a description of the material terms of these plans, see “Grants of Plan Based Awards—Equity Plans” above. New awards may only be made under the 2005 Equity Incentive Plan; shares under other plans are reserved for the exercise of outstanding options only.

(2)	Includes the Management Stock Incentive Plan (Mid-Management Version) and the 1996 Mid-Management Equity Incentive Plan. For a description of the material terms of these plans, see “Grants of Plan Based Awards—Equity Plans.”

(3)	The weighted average term to expiration is approximately 2.45 years.

Compensation Committee Interlocks and Insider Participation

None of John R. Hall, R. Eugene Cartledge, Mary B. Cranston or Harold E. Layman, the members of the Organization, Compensation and Pension Committee during 2006, served as an officer or employee of GrafTech or any of its subsidiaries at any time during or prior to 2006. During 2006, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Compensation Committee.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at March 30, 2007, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

•	each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

•	each director;

•	each of the Named Executive Officers; and

•	all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of March 30, 2007 was 99,233,262 shares. There are approximately 13,570,560 shares of Common Stock that could become outstanding upon conversion of our Convertible Debentures.

Beneficial Owner	Number of Shares Actually Owned (a)	Percentage of Outstanding Shares (Actual Ownership)	Total Number of Shares Beneficially Owned, Including Shares Actually Owned (b)		Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (c)
FMR Corp. (d) 82 Devonshire Street Boston, MA 02109	13,597,518	13.42%	13,597,518		13.42%

NWQ Investment Management Company, LLC (d) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	4,979,850	5.6%	10,333,044	(e)	9.7%

Tontine Capital Partners, L. P. (d) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	9,529,000	9.4%	9,529,000		9.4%

Wells Fargo & Company (d) 420 Montgomery Street San Francisco, CA 94163	8,172,603	8.07%	8,172,603		8.07%

Royal Capital Management LLC (d) 623 Fifth Avenue, 24th Floor New York, NY 10022	7,686,000	7.59%	7,686,000		7.59%

Barclays Global Fund Advisors (d) 45 Fremont Street San Francisco, CA 94105	7,629,818	7.53%	7,629,818		7.53%

Craig S. Shular	330,899	[ *]	1,297,899		1.30%

Mark R. Widmar	123,664	[ *]	123,664		[ *]

Petrus J. Barnard	98,498	[ *]	469,498		[ *]

Hermanus L. Pretorius	40,000	[ *]	219,500		[ *]

Gary R. Whitaker	61,698	[ *]	61,698		[ *]

Beneficial Owner	Number of Shares Actually Owned (a)	Percentage of Outstanding Shares (Actual Ownership)		Total Number of Shares Beneficially Owned, Including Shares Actually Owned (b)	Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned) (c)

R. Eugene Cartledge	79,223	[	*]	124,053	[	*]

Mary B. Cranston (f)	39,963	[	*]	89,494	[	*]

John R. Hall	54,155	[	*]	96,805	[	*]

Harold E. Layman	22,101	[	*]	40,736	[	*]

Ferrell P. McClean (g)	39,408	[	*]	66,029	[	*]

Michael C. Nahl	26,200	[	*]	78,230	[	*]

Frank A. Riddick, III	15,000	[	*]	20,921	[	*]

Directors and executive officers as a group (12 persons)	930,809	0.94%		2,688,527	2.67%

*	Represents holdings of less than 1%.

(a)	Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including a fund that invests entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each executive officer, the following number of units held in such fund as follows: Mr. Shular, 28,929 units; for Mr. Widmar, 664 units; for Mr. Barnard, 3,824 units; for Mr. Pretorius 0 units; and for Mr. Whitaker, 1,698 units.

(b)	Includes shares issuable upon exercise of options that are exercisable as of March 30, 2007 or became exercisable within 60 days thereafter, and based on the March 30, 2007 closing price of GrafTech stock of $9.08 per share on the NYSE as follows: for Mr. Shular, 967,000 options, of which 180,000 are out-of-the-money; for Mr. Barnard, 371,000 options, 66,000 of which are out-of-the-money; for Mr. Pretorius, 179,500 options, 67,000 of which are out-of-the-money; for Mr. Cartledge, 44,830 options, 32,030 of which are out-of-the-money; for Ms. Cranston, 49,531 options, 36,731 of which are out-of-the-money; for Mr. Hall, 42,650 options, 29,850 of which are out-of-the-money; for Mr. Layman, 18,635 options, 3,500 of which are out-of-the-money; for Ms. McClean, 26,621 options, 13,821 of which are out-of-the-money; for Mr. Nahl, 52,030 options, 39,230 of which are out-of-the-money; for Mr. Riddick, 5,921 options, all of which are out-of-the-money; and for directors and Named Executive Officers as a group, 1,757,718 options, 474,083 of which are out-of-the-money.

(c)	Percentage assumes conversion or exercise of such holder’s debentures or options, as the case may be, for purposes of calculating the total number of outstanding shares, but does not assume exercise or conversion of securities held by third parties.

(d)	Based solely upon the number of shares reported in the most recent amended Schedule 13G, Schedule 13D or Schedule 13F filed through March 30, 2007 by such stockholder with the SEC. Such stockholder may be part of a group which filed a Schedule 13G or Schedule 13D jointly. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(e)	Includes 5,353,194 shares issuable upon conversion of our 1 5/8% Convertible Senior Debentures.

(f)	Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee.

(g)	Includes 10,000 shares owned by Ms. McClean’s spouse and 3,400 shares held by Ms. McClean’s individual retirement account, all of which Ms. McClean disclaims beneficial ownership.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires GrafTech’s directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of GrafTech. GrafTech believes that, during 2006, all of its directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock complied with all reporting requirements under Section 16(a).

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

•	information under “The Board of Directors” beginning on page 9 regarding the independence or expertise of any particular director; and

•	information under “Audit and Finance Committee Report” beginning on page 16 and “Compensation Committee Report” on page 27.

Forward Looking Statements

These Proxy Materials contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements about such matters as economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans, opportunities, and business projects; asset sales; debt levels; anticipated benefits of the transaction; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. These statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the cautionary statements in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K, which we hereby incorporate herein by reference. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including, among others: changes in economic conditions or product end market conditions; consolidation of steel producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us.

ANNUAL REPORT

A copy of GrafTech’s Annual Report on Form 10-K accompanies this Proxy Statement. Such Annual Report is not a part of the proxy solicitation materials. Upon receipt of a written request, GrafTech will furnish to any stockholder, without charge, an additional copy of GrafTech’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2006 required to be filed under the Exchange Act. Upon request and the payment of $0.10 (ten cents) per page, copies of any exhibit to GrafTech’s Annual Report on Form 10-K will also be provided. Any such written request should be directed to GrafTech’s Director of Investor Relations at its principal executive offices. The Annual Report on Form 10-K is also available via a link on GrafTech’s website at www.graftech.com.

STOCKHOLDERS SHARING AN ADDRESS

If you share an address with another stockholder, you may receive only one set of proxy materials (including this proxy statement and the annual report to stockholders) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may contact us at the address and phone number cited above.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the above address to request delivery of a single copy of these materials.

é                Detach Here                é

ADMISSION TICKET

GRAFTECH INTERNATIONAL LTD.

12900 SNOW ROAD

PARMA, OHIO 44130

ANNUAL MEETING OF STOCKHOLDERS

MAY 23, 2007, AT 10:00 A.M. (E.D.T.)

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:

Address:

(See reverse side for directions)

DIRECTIONS TO OUR HEADQUARTERS

GrafTech is located at 12900 Snow Road, Parma, Ohio, 44130.

We are located SW of Cleveland, within 3 miles of both I-480 & I-71.

From West

Take I-80

Merge onto I-71N via Exit 161/10 toward Cleveland

Take the Snow Road exit—Exit 237—toward Airport

Turn Right onto Snow Road

From North/East

I-80 E (Exit 1A) toward Cleveland

Merge onto I-480 E via Exit 151/9ª

Exit 12 toward W 130th St./W 150th St/Brook Park

Turn Left onto Brook Park Road/OH 17

Turn Right onto W 130th Street

Turn Left onto Snow Road

From South

I-71N, take the Snow Road exit—Exit 237—toward Airport

Turn Right onto Snow Road

From the Airport

Go Toward the Airport Exit

Turn Left onto the access street

Turn Left onto Five Points Road, Toward I-71

Five Points Road becomes Snow Road

Follow Snow Road to GrafTech, destination approximately 2.8 miles

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold	+

01 - R. Eugene Cartledge	☐	☐	02 - Mary B. Cranston	☐	☐	03 - John R. Hall	☐	☐

04 - Harold E. Layman	☐	☐	05 - Ferrell P. McClean	☐	☐	06 - Michael C. Nahl	☐	☐

07 - Frank A. Riddick III	☐	☐	08 - Craig S. Shular	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Receipt of the notice of meeting and the related proxy statement is acknowledged.

Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signature on this Proxy should correspond exactly with the name printed above. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Proxy — GrafTech International Ltd.

P.O. Box 11202, New York, NY 10203-0202

This Proxy is solicited on behalf of the Board of Directors of GrafTech International Ltd.

For the Annual Meeting of Stockholders on May 23, 2007

The undersigned appoints Craig S. Shular, Pieter Barnard and Gary R. Whitaker, and each of them, with full power of substitution in each, the Proxies of the undersigned, to represent the undersigned and vote all shares of GrafTech International Ltd. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 23, 2007, and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election for the Nominees. If you are a participant in the UCAR Carbon Savings Plan (the “Savings Plan”), the front of this Proxy shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

(Continued, and to be dated and signed, on the other side)